UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

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KiOR, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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May 21, 2012

Dear KiOR Stockholder:

You are cordially invited to attend the 2012 Annual Meeting of Stockholders of KiOR, Inc. to be held at 9:00 a.m., local time, on June 20, 2012, at the Four Seasons Hotel, Fairfield Room, 1300 Lamar Street, Houston, Texas 77010.

The enclosed notice of annual meeting and the proxy statement provide details regarding the business to be conducted at the meeting. The Company’s 2011 Annual Report is also enclosed.

We hope you will find it convenient to attend the annual meeting in person. Whether or not you expect to attend, to assure representation at the meeting and the presence of a quorum, please date, sign and promptly mail the enclosed proxy in the return envelope provided.

Sincerely,

/s/ Fred Cannon
Fred Cannon
President and Chief Executive Officer

KiOR, Inc.

13001 Bay Park Road

Pasadena, Texas 77507

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held June 20, 2012

To the Stockholders of KiOR, Inc.:

NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of KiOR, Inc. (the “Company” or “we”) will be held at 9:00 a.m., local time, on June 20, 2012, at the Four Seasons Hotel, Fairfield Room, 1300 Lamar Street, Houston, Texas 77010, for the following purposes:

(1)	to elect the nine nominees to the Board of Directors named in this proxy statement to hold office until the 2013 Annual Meeting of Stockholders;

(2)	to approve, on an advisory basis, the compensation of the Company’s named executive officers (sometimes referred to as the “say-on-pay vote”);

(3)	to vote, on an advisory basis, on whether the Company should submit to the stockholders for approval, on an advisory basis, the compensation of the Company’s named executive officers every one, two or three years;

(4)	to approve the KiOR, Inc. 2012 Employee Stock Purchase Plan;

(5)	to approve the amendment and restatement of the KiOR, Inc. 2011 Long-Term Incentive Plan;

(6)	to ratify the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2012; and

(7)	to transact such other business as may properly come before the meeting or any adjournments or postponements thereof.

The Company has fixed the close of business on May 14, 2012, as the record date for determining stockholders entitled to notice of, and to vote at, the annual meeting or any adjournment or postponement thereof.

You are cordially invited to attend the meeting in person. Whether or not you expect to attend the meeting, you are requested to read the enclosed proxy statement and to mark, sign, date and return the accompanying proxy as soon as possible.

If you have not given your broker specific instructions to do so, your broker will NOT be able to vote your shares with respect to most proposals, including the election of directors, the advisory votes regarding executive compensation, the approval of the KiOR, Inc. 2012 Employee Stock Purchase Plan and the approval of the amendment and restatement of the KiOR, Inc. 2011 Long-Term Incentive Plan. If you do not provide voting instructions over the Internet, by telephone, or by returning a proxy card or voter instruction form, your shares will not be voted with respect to those matters.

Even if you have voted by proxy, you may still vote in person if you attend the meeting. Please note, however, that if your shares are held of record by a broker, bank or other custodian, nominee, trustee or fiduciary and you wish to vote at the meeting, you must obtain a proxy issued in your name from that record holder.

By Order of the Board of Directors

/s/ Christopher A. Artzer
Christopher A. Artzer
Vice President, General Counsel and Secretary

May 21, 2012

First mailed to stockholders on or about May 21, 2012

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to Be Held on June 20, 2012

The proxy statement and annual report to stockholders are available at www.edocumentview.com/KIOR.

KiOR, Inc.

13001 Bay Park Road

Pasadena, Texas 77507

PROXY STATEMENT

2012 ANNUAL MEETING OF STOCKHOLDERS

Some Questions You May Have Regarding This Proxy Statement

Q:	Why am I being asked to review these materials?

A:	The accompanying proxy is solicited on behalf of the Board of Directors of KiOR, Inc., a Delaware corporation (the “Company,” “KiOR” or “we”). We are providing these proxy materials to you in connection with our 2012 Annual Meeting of Stockholders, to be held at 9:00 a.m., local time, on June 20, 2012, at the Four Seasons Hotel, Fairfield Room, 1300 Lamar Street, Houston, Texas 77010. As a KiOR stockholder, you are invited to attend the annual meeting and are entitled and encouraged to vote on the proposals described in this proxy statement.

Q:	Who may vote at the meeting?

A:	The Board of Directors has set May 14, 2012 as the record date for the meeting. If you owned shares of our common stock as of the close of business on May 14, 2012, you may attend and vote your shares at the meeting.

We have two classes of common stock issued and outstanding: Class A common stock and Class B common stock. We sometimes refer to our Class A common stock and our Class B common stock collectively as our common stock. With respect to the matters submitted for vote at the annual meeting, each share of Class A common stock is entitled to one vote and each share of Class B common stock is entitled to 10 votes.

Our Class A common stock and Class B common stock will vote as a single class on the matters submitted at the annual meeting. As of May 14, 2012, there were 43,546,279 shares of Class A common stock and 60,772,526 shares of Class B common stock outstanding and entitled to vote. Stockholders are not allowed to cumulate their votes in the election of directors.

Q:	What proposals will be voted on at the meeting and how does the Board of Directors recommend I vote?

A:	There are six proposals to be considered and voted on at the meeting. Please see the information included elsewhere in this proxy statement relating to these proposals. The proposals to be voted on are as follows:

(1)	to elect the nine nominees to the Board of Directors named in this proxy statement to hold office until the 2013 Annual Meeting of Stockholders;

(2)	to approve, on an advisory basis, the compensation of the Company’s named executive officers (sometimes referred to as the “say-on-pay vote”);

(3)	to vote, on an advisory basis, on whether the Company should submit to stockholders for approval, on an advisory basis, the compensation of the Company’s named executive officers every one, two or three years;

(4)	to approve the KiOR, Inc. 2012 Employee Stock Purchase Plan;

(5)	to approve the amendment and restatement of the KiOR, Inc. 2011 Long Term Incentive Plan; and

(6)	to ratify the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2012.

The Board of Directors unanimously recommends that you vote (1) FOR all of the nominees for director named in this proxy statement, (2) FOR the approval, on an advisory basis, of the compensation of the Company’s named executive officers (the say-on-pay vote), (3) in favor of holding the say-on-pay vote EVERY YEAR, (4) FOR the approval of the KiOR, Inc. 2012 Employee Stock Purchase Plan, (5) FOR the approval of the amendment and restatement of the KiOR, Inc. 2011 Long-Term Incentive Plan and (6) FOR the ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2012.

We will also consider other business that properly comes before the meeting in accordance with Delaware law and our bylaws. As of the record date, we are not aware of any other matters to be submitted for consideration at the meeting. If any other matters are properly brought before the meeting, the persons named in the enclosed proxy card or voter instruction form will vote the shares they represent using their best judgment.

Q:	How can I vote?

•	A: You may vote your shares using any of the following voting alternatives:

•	VIA INTERNET at www.envisionreports.com/KIOR;

•	BY PHONE at (800) 652-8683;

•

BY MAIL, completing and mailing in your proxy card or, for shares beneficially held in street name, by following the voting instructions included by your broker or other intermediary, as further described below; or

•	IN PERSON at the Company’s annual meeting.

You are encouraged to read all of the proxy materials before voting your shares, as the proxy materials contain important information necessary to make an informed decision.

If your shares are registered directly in your name with our transfer agent, Computershare Trust Company, N.A., you are considered a stockholder of record with respect to those shares, and the proxy materials have been sent directly to you. If you hold your shares in street name through a stockbroker, bank or other nominee rather than directly in your own name, you are considered the beneficial owner of those shares, and the proxy materials are being forwarded to you.

Please carefully consider the information contained in this proxy statement and, whether or not you plan to attend the meeting, vote by one of the above methods so that we can be assured of having a quorum present at the meeting and so that your shares may be voted in accordance with your wishes even if you later decide not to attend the annual meeting.

If you attend the meeting, you may also submit your vote in person, and any votes that you previously submitted — whether via the Internet, by phone or by mail — will be superseded by the vote that you cast at the meeting. Whether your proxy is submitted by the Internet, by phone or by mail, if it is properly completed and submitted and if you do not revoke it prior to the meeting, your shares will be voted at the meeting in the manner set forth in this proxy statement or as otherwise specified by you. To vote at the meeting, beneficial owners will need to contact the broker, trustee or nominee that holds their shares to obtain a “legal proxy” to bring to the meeting.

You may vote via the Internet or by phone until 1:00 a.m., Central Time, on June 20, 2012, or the Company’s agent must receive your paper proxy card on or before June 19, 2012.

Q:	If I grant my proxy, who will vote my shares at the meeting and how will they vote my shares?

A:	Fred Cannon and Christopher Artzer are officers of the Company and were named by our Board of Directors as proxy holders. If you sign and return a proxy card, they will vote your shares, or record an abstention or withholding, in accordance with the directions on the proxy.

If you sign and return a proxy card without giving specific voting instructions, the proxy holders will vote your shares in the manner recommended by the Board of Directors on all matters presented in this proxy statement, and as the proxy holders may determine in their discretion with respect to any other matters properly presented for a vote at the meeting in accordance with Delaware law and our bylaws.

Q:	If my shares are held in street name by my broker, will my broker vote my shares for me?

A:	Your broker is allowed to vote your shares only on certain “routine” proposals or if you provide your broker with instructions on how to vote. Brokers are prohibited from voting uninstructed shares on “non-routine” proposals, including proposals for elections of directors, matters related to executive compensation and shareholder approvals of equity compensation or purchase programs.

The ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for fiscal 2012 (Proposal 6) is considered routine under applicable rules. The election of directors (Proposal 1), the non-binding say-on-pay vote (Proposal 2), the non-binding advisory choice regarding the frequency of the say-on-pay vote (every one, two or three years) (Proposal 3), the approval of the KiOR, Inc. 2012 Employee Stock Purchase Plan (Proposal 4) and the approval of the amendment and restatement of the KiOR, Inc. 2011 Long-Term Incentive Plan (Proposal 5) are all matters that are considered non-routine under applicable rules. If you do not give your broker or nominee specific instructions, your shares will not be voted on the non-routine matters and will not be considered as present and entitled to vote with respect to those matters. Such shares are referred to as “broker non-votes.” Broker non-votes will not count toward the vote totals for these proposals and will not count for or against these proposals.

Q:	What does it mean if I receive more than one package of proxy materials?

A:	If you received more than one package of proxy materials, this means that you have multiple accounts holding shares of our common stock. These may include accounts with our transfer agent, Computershare Trust Company, N.A. and accounts with a broker, bank or other holder of record. Please vote all proxy cards and voting instruction cards that you receive with each package of proxy materials to ensure that all of your shares are voted.

Q:	What happens if additional matters are presented at the annual meeting?

A: Other than the items of business described in this proxy statement, we are unaware of any other business to be acted upon at the annual meeting. If you grant a proxy, the persons named as proxy holders, Fred Cannon and Christopher Artzer, will have the discretion to vote your shares on any additional matters properly presented for a vote at the meeting in accordance with Delaware law and our bylaws.

Q:	What constitutes a quorum? Why is a quorum required?

A:	Return of your proxy is important because a quorum is required for the Company stockholders to conduct business at the meeting. The presence at the meeting in person, or representation by proxy, of the holders of shares having a majority of the voting power represented by all issued and outstanding shares entitled to vote on the record date will constitute a quorum, permitting us to conduct the business of the meeting. Proxies received but marked as abstentions, if any, will be included in the calculation of the number of shares considered to be present at the meeting for quorum purposes. Because this proxy includes a “routine” management proposal (the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for fiscal 2012), shares represented by “broker non-votes” will be counted in determining whether there is a quorum present at the annual meeting. If we do not have a quorum, we will be forced to reconvene the annual meeting at a later date.

Q:	What if I abstain?

A:	Abstentions are included in the determination of shares present for quorum purposes. Pursuant to the voting provisions set forth in our bylaws, an abstention will have the same effect as a vote against any matter presented for stockholder approval, including the approval of the KiOR, Inc. 2012 Employee Stock Purchase Plan (Proposal 4) and the approval of the amendment and restatement of the KiOR, Inc. 2011 Long-Term Incentive Plan (Proposal 5). Abstentions and broker non-votes, if any, will have no effect on the outcome of the vote on the non-binding say-on-pay vote (Proposal 2), the advisory resolution on the frequency of say-on-pay votes (Proposal 3) and the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for fiscal 2012 (Proposal 6).

Q:	Can I revoke my proxy or change my vote after I have delivered my proxy?

A:	Yes. You may revoke your proxy at any time before its exercise. You may also revoke your proxy by voting in person at the annual meeting. If you are a beneficial stockholder (that is, if you hold your shares in street name through a stockbroker, bank or other nominee), you must contact your brokerage firm or bank to change your vote or obtain a proxy to vote your shares if you wish to cast your vote in person at the meeting.

Q:	How will the votes be counted?

A:	Votes will be counted by the inspector of election appointed for the meeting. The inspector of election will separately count “For” and “Withhold” votes and any broker non-votes in the election of directors (Proposal 1). Broker non-votes will not count for or against any of the nominees, but abstentions will count against any nominee. For the say-on-pay proposal (Proposal 2), the inspector of election will separately count “For” and “Against” votes and abstentions and any broker non-votes. Broker non-votes and abstentions will not count for or against this proposal. For the say-on-pay frequency proposal (Proposal 3), the inspector of election will separately count votes for each of the choices and abstentions and any broker non-votes. Broker non-votes and abstentions will not count for or against any of the choices. For the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for fiscal 2012 (Proposal 6) the inspector of election will separately count “For” and “Against” votes and abstentions and any broker non-votes. Broker non-votes and abstentions will not count for or against this proposal. With respect to the other proposals, the inspector of election will separately count “For” and “Against” votes, abstentions and any broker non-votes. Abstentions will be counted toward the vote totals for these proposals and will have the same effect as an “Against” vote. Broker non-votes will not count toward the vote totals for these proposals and will not count for or against the proposals.

Q:	What are the expected voting results?

A:	We expect each of the proposals to be approved by the stockholders. Our Board of Directors has been informed that affiliates of Khosla Ventures, our largest stockholder, intend to vote an aggregate of 10,534,935 shares of our Class A common stock (at one vote per share) and 46,259,738 shares of our Class B common stock (at ten votes per share) (1) FOR all of the nominees for director named in this proxy statement, (2) FOR the approval, on an advisory basis, of the compensation of our named executive officers, (3) in favor of holding a say-on-pay vote EVERY YEAR, (4) FOR the approval of the KiOR, Inc. 2012 Employee Stock Purchase Plan, (5) FOR the approval of the amendment and restatement of the KiOR, Inc. 2011 Long-Term Incentive Plan and (6) FOR the ratification of the appointment of PricewaterhouseCoopers as our independent registered public accounting firm for the fiscal year ending December 31, 2012. The shares of Class A common stock and Class B common stock held by Khosla Ventures and its affiliates together represent a majority of the combined voting power of our outstanding Class A common stock and Class B common stock. The vote of the shares held by affiliates of Khosla Ventures is sufficient to determine the outcome of all of the proposals to be voted on at the annual meeting. For more information regarding ownership of Class A common stock and Class B common stock by our management and certain stockholders, and the approximate voting power associated with such ownership, please see “Security Ownership of Management and Certain Beneficial Owners” below in this proxy statement.

Q:	Where can I find voting results of the meeting?

A:	We will announce preliminary general voting results at the meeting and publish final detailed voting results on a Current Report on Form 8-K that we expect to file with the Securities and Exchange Commission (the “SEC”) within four business days after the meeting.

Q:	Who will bear the cost for soliciting votes for the meeting?

A:	We will bear all expenses in conjunction with the solicitation of the enclosed proxy, including the charges of brokerage houses and other custodians, nominees or fiduciaries for forwarding documents to security owners. We may hire a proxy solicitation firm at a standard industry compensation rate. In addition, proxies may be solicited by mail, in person, or by telephone or fax by certain of our directors, officers and other employees.

Q:	Whom should I call with other questions?

A:	If you have additional questions about this proxy statement or the meeting or would like additional copies of this proxy statement or our 2011 Annual Report on Form 10-K, please contact: KiOR, Inc., 13001 Bay Park Road, Pasadena, Texas 77507, Attention: Investor Relations, (281) 694-8811.

Q:	How can I communicate with the Company’s Board of Directors?

A:	Stockholders and other interested parties may make their concerns known confidentially to the Board of Directors or the independent directors by submitting a communication addressed to the “Board of Directors,” a specifically named independent director or the “Independent Directors” as a group, in care of the Company’s Secretary at 13001 Bay Park Road, Pasadena, Texas 77507. Such communications will be conveyed, as applicable, to the Board of Directors, the specified independent director or the independent directors as a group.

PROPOSAL 1

ELECTION OF DIRECTORS

The persons designated as proxies on the enclosed proxy card intend, unless the proxy is marked by stockholders with contrary instructions, to vote for the following nominees as directors to serve until the 2013 Annual Meeting of Stockholders and until their successors have been duly elected and qualified or until their resignation or removal: Mr. Fred Cannon, Mr. Ralph Alexander, Dr. Jagdeep Singh Bachher, Mr. Samir Kaul, Mr. Paul O’Connor, Mr. David J. Paterson, Dr. Condoleezza Rice, Dr. William Roach and Mr. Gary L. Whitlock. The Board of Directors has no reason to believe that any nominee for election as a director will not be a candidate or will be unable to serve, but if for any reason one or more of these nominees is unavailable as a candidate or unable to serve when election occurs, the persons designated as proxies on the enclosed proxy card, in the absence of contrary instructions by stockholders, will in their discretion vote the proxies for the election of any of the other nominees or for a substitute nominee or nominees, if any, selected by the Board of Directors.

The affirmative vote of a majority of the votes present in person or represented by proxy and entitled to vote in the election of directors at the annual meeting is required for the election of each nominee for director. If you hold your shares through a broker and do not provide instructions as to how to vote your shares, your shares will not be voted on this proposal. We recommend that you contact your broker to provide voting instructions.

Nominees

The following sets forth information concerning the nine nominees for election as directors at the annual meeting, including information as to each nominee’s age as of April 30, 2012, position with the Company and business experience during at least the past five years. All nominees, except for Mr. Paterson, are currently serving as directors and are standing for re-election.

Fred Cannon, age 60, is our President and Chief Executive Officer and a member of our Board of Directors. Mr. Cannon joined KiOR as President and Chief Operating Officer and as a director in June 2008 and was elected Chief Executive Officer in July 2010. He brings to the Company strong leadership skills, technical expertise and a 30-year track record of successful international business management in the fuels and chemicals industries, with a particular focus on catalyst and fluidic catalytic cracking (FCC) technologies. Prior to KiOR, Mr. Cannon led a distinguished 30-year career at AkzoNobel, a global leader in refining catalysts and specialty chemicals manufacturing. Mr. Cannon was president of AkzoNobel Catalysts LLC from 1997 until the divestment of the business in August 2004. In his role, Mr. Cannon had full profit and loss responsibilities for the company’s Americas business and managed various joint ventures around the world. In August 2004, AkzoNobel’s refinery catalyst business was sold to Albemarle Corporation. Mr. Cannon served in several executive roles in transitioning the business to ensure continued smooth operations and integration across the new company until June 2008 when he joined KiOR. In all, Mr. Cannon has over 20 years in the refining catalyst business, where he has managed the development, scaling and commercialization of new catalyst technologies, including FCC and hydro-processing catalysts. In addition to his extensive experience in the refining catalyst business, Mr. Cannon also brings to the Board of Directors extensive knowledge of the Company by virtue of his being our President and Chief Executive Officer and our longest-serving officer. Mr. Cannon holds an MBA and a B.S. in Engineering from the University of South Alabama.

Ralph Alexander, age 57, has been a member of our Board of Directors since February 2011. He has been a Managing Director of Riverstone Holdings, LLC, a private equity fund focused on the energy and power sectors, since September 2007. During 2007, Mr. Alexander served as a consultant to TPG Capital. For nearly 25 years, Mr. Alexander served in various senior management positions with subsidiaries and affiliates of BP plc, most recently as Chief Executive Officer of Innovene, BP’s olefins and derivatives subsidiary, from 2004 to December 2005, as Chief Executive Officer of BP’s Gas, Power and Renewables and Solar segment from 2001 to 2004, and as a Group Vice President in BP’s Exploration and Production segment and BP’s Refinery and Marketing segment. He also has been a director of Amyris, Inc. and Stein Mart Corporation, in each case since May 2007. He previously served on the board of Foster Wheeler from May 2006 to February 2007 and Anglo-American plc from April 2005 to October 2007. He holds a B.S. and M.S. in nuclear engineering from Brooklyn Polytech (now NYU Polytechnic) and holds an M.S. in management science from Stanford University. He is currently Chairman of the Board of NYU Polytechnic. Mr. Alexander’s extensive experience with the energy industry generally and renewable fuels in particular enables him to provide important insight and guidance to our management team and Board of Directors.

Jagdeep Singh Bachher, Ph.D., age 39, has been a member of our Board of Directors since July 2010. Dr. Bachher has served as Deputy Chief Investment Officer of Alberta Investment Management Corporation (“AIMCo”) since August 2011. From January 2009 to August 2011, Dr. Bachher served as Chief Operating Officer of AIMCo. He previously served as the President and General Manager of JH Investments (Delaware) LLC, a fixed-income asset manager owned by Manulife Financial Corporation, from April 2008 to January 2009. From 2004 to April 2008, Dr. Bachher served as Assistant Vice President of Manulife Asset Management, investing in alternative assets (timber, agriculture, oil and gas and infrastructure). Dr. Bachher holds a Ph.D. and an M.A.Sc. in Management Sciences as well as a B.A.Sc. in Mechanical Engineering from the University of Waterloo in Waterloo, Canada. Dr. Bachher brings to the Board of Directors extensive experience in operations, timber and infrastructure investments.

Samir Kaul, age 38, has been a member of our Board of Directors since November 2007. Mr. Kaul has been a General Partner at Khosla Ventures, a venture capital firm focusing on clean technologies, since February 2006. Previously, Mr. Kaul was a member of Flagship Ventures, a venture capital firm, from 2002 to May 2006. Prior to Flagship, Mr. Kaul worked at The Institute for Genomic Research. Mr. Kaul currently serves on the boards of directors of several private companies, and he served on the board of directors of Amyris, Inc. from 2006 to 2012. Mr. Kaul holds a B.S. in Biology from the University of Michigan, an M.S. in Biochemistry from the University of Maryland and an MBA from Harvard Business School. Mr. Kaul provides our Board of Directors with wide-ranging experience in clean technology companies and insight in the management of startup companies and the building of companies from early stage to commercial scale.

Paul O’Connor, age 56, has been a member of our Board of Directors since November 2007. From June 2008 until November 2009, he was our Chief Technology Officer. He has been the Director of Science and Technology of BIOeCON B.V., which is focused on the conversion of biomass to renewable fuels and energy, since he founded BIOeCON in 2005. Prior to founding BIOeCON, Mr. O’Connor led the long-term development strategy for Albemarle Catalysts and worked in marketing, research management and technology development of refining catalysts at AkzoNobel prior to its acquisition by Albemarle. Prior to AkzoNobel, he worked in heavy oil conversion processes in design, process and refinery operations. He holds an M.S. in Chemical Engineering from the Eindhoven University of Technology in the Netherlands. As a leading expert in catalytic cracking processes, Mr. O’Connor brings to our Board significant knowledge about our technical processes.

David J. Paterson, age 57, has not previously served as a member of our Board of Directors. Since May 2012, Mr. Paterson has served as President and Chief Executive Officer of Verso Paper Corp., a North American producer of coated papers, including coated groundwood and coated freesheet, and specialty products. Mr. Paterson served as President and Chief Executive Officer and a director of AbitibiBowater Inc. (now doing business as Resolute Forest Products), a global producer of newsprint, coated and specialty papers, market pulp and wood products, from 2007 to 2011. He was Chairman, President and Chief Executive Officer of Bowater Incorporated during 2007 and President and Chief Executive Officer of Bowater Incorporated from 2006 to 2007. From 1987 to 2006, Mr. Paterson worked in various executive and sales and marketing positions for Georgia-Pacific Corporation, a global manufacturer of tissue, packaging, paper, building products and related chemicals. Mr. Paterson will bring to our Board expertise in the forestry industry and international business transactions.

Condoleezza Rice, Ph.D., age 57, has been a member of our Board of Directors since August 2011. Dr. Rice has been a professor of political economy in the Stanford Graduate School of Business since September 2010. Dr. Rice has also served as a senior fellow of public policy at the Hoover Institution and a professor of political science at Stanford University since March 2009. Prior to returning to academia, from January 2005 to January 2009, she served as the 66th Secretary of State of the United States. Dr. Rice also served as Chief National Security Advisor to the President from January 2001 to January 2005. She served as Stanford University’s Provost from 1993 to 1999, during which she was the institution’s chief budget and academic officer responsible for a $1.5 billion annual budget and academic performance. Currently, Dr. Rice is on the board of Makena Capital, a private endowment firm, and C3, an energy software company. She has also served on the boards of directors for Chevron Corporation, Charles Schwab Corporation, Transamerica Corporation, Hewlett-Packard Company and the International Advisory Council of J.P. Morgan. Dr. Rice provides our Board of Directors with expertise in global business as we pursue our international strategy, and she brings deep experience from her prior roles as a director of multiple public companies, including a large integrated oil company, as well as her background in education and innovation.

William Roach, Ph.D., age 55, has been a member of our Board of Directors since July 2010. Dr. Roach currently serves as Chief Executive Officer of Cavalier Energy, Inc., a Canadian oil and gas company, a position he has held since January 2012. He also serves as Chief Executive Officer and a director of Calera Corporation, a green energy company, a position he has held since October 2010. From June 2004 to October 2010, Dr. Roach served as President, Chief Executive Officer and Director of UTS Energy Corporation, a Canadian oil sands exploration and development company. Prior to joining UTS Energy, Dr. Roach served in international project management roles with Husky Energy, British-Borneo Oil & Gas and Shell. Dr. Roach currently serves on the board of Sonde Resources, a natural gas development company, and Porto Energy Corp., an international oil and gas company, both of which trade on the Toronto Stock Exchange, and on the boards of several private companies engaged in oil and gas production and transportation. He is a professional engineer in Canada and the U.K. and holds a B.S. in metallurgy and a Ph.D. in physical metallurgy from the University of Swansea in the U.K. Dr. Roach brings to the Board of Directors extensive experience developing and managing capital-intensive projects, including experience with first-of-kind projects.

Gary L. Whitlock, age 62, has been a member of our Board of Directors since December 2010. Mr. Whitlock serves as Executive Vice President and Chief Financial Officer of CenterPoint Energy, Inc., a position he has held since September 2002. He served as Executive Vice President and Chief Financial Officer of the Delivery Group of Reliant Energy, Incorporated, from July 2001 to September 2002. Prior to joining Reliant, Mr. Whitlock served as the Vice President of Finance and Chief Financial Officer of Dow AgroSciences, a subsidiary of The Dow Chemical Company, from 1998 to 2001. He began his career with Dow in 1972, where he held a number of financial leadership positions, both in the United States and globally. Mr. Whitlock is a Certified Public Accountant and received a BBA from Sam Houston State University. Mr. Whitlock brings to the Board of Directors extensive experience in public company financial management and reporting.

There are no family relationships between or among any of our executive officers, directors or director nominees.

Board Recommendation

The Board of Directors recommends that stockholders vote FOR the election of the nine nominees for director named in this proxy statement.

Controlled Company Status

Entities affiliated with Khosla Ventures control a majority of the voting power of our outstanding common stock. As a result, we are a “controlled company” under The Nasdaq Global Select Market corporate governance standards. As a controlled company, exemptions under The Nasdaq Global Select Market standards free us from the obligation to comply with certain Nasdaq Global Select Market corporate governance requirements, including the requirements:

•	that a majority of our Board of Directors consists of “independent directors,” as defined under the rules of The Nasdaq Global Select Market;

•

that the compensation of our executive officers be determined, or recommended to the Board of Directors for determination, by independent directors constituting a majority of the independent directors of the board in a vote in which only independent directors participate or by a compensation committee comprised solely of independent directors; and

•

that director nominees be selected, or recommended to the Board of Directors for selection, by independent directors constituting a majority of the independent directors of the board in a vote in which only independent directors participate or by a nomination committee comprised solely of independent directors.

In the event that we cease to be a controlled company, we will be required to comply with these provisions within the transition periods specified in the rules of The Nasdaq Global Select Market. These exemptions do not modify the independence requirements for our audit committee.

Director Independence

Our Board of Directors currently consists of eight members and, if Mr. Paterson is elected, will consist of nine members. We have determined that five of these directors, Messrs. Alexander and Whitlock and Drs. Bachher, Rice and Roach, and Mr. Paterson, a nominee for director, are independent in accordance with the listing requirements of The Nasdaq Global Select Market. The listing standards relating to general independence consist of both a requirement for a board determination that the director has no material relationship with the listed company and a listing of several specific relationships that preclude independence.

In making its subjective determination regarding the independence of Messrs. Alexander, Paterson and Whitlock and Drs. Bachher, Rice and Roach, the Board reviewed and discussed additional information provided by the directors and nominees for director and the Company with regard to each director’s or nominee’s business and personal activities as they related to the Company and its management. In connection with its determination as to the independence of Dr. Bachher, the Board has considered that entities affiliated with AIMCo, for which Dr. Bachher is Deputy Chief Investment Officer, own approximately 20% of our Class A common stock, representing approximately 1.3% of the total voting power of our stockholders. In addition, in January 2012 we entered into a loan and security agreement with certain lenders, including corporations owned by certain pension, endowment and government funds in the Province of Alberta for which AIMCo acts as an institutional fund manager. The Board believes that these transactions and relationships do not adversely affect Dr. Bachher’s ability or willingness to act in the best interests of the Company and its stockholders or otherwise compromise his independence.

The Board also determined that Mr. John Melo, who served as a director from July 2010 until his resignation from the Board in February 2012, was an independent director in accordance with the listing requirements of The Nasdaq Global Select Market during the time he served as a director.

Committees of the Board of Directors

The Board of Directors held six meetings during 2011. During 2011, each director attended at least 75% of the aggregate of the total number of Board of Directors’ meetings and of meetings of committees of the Board of Directors on which he served that were held during his service on the Board of Directors. The Board of Directors has an audit committee, a nominating and corporate governance committee and a compensation committee.

The audit committee held four meetings during 2011, the nominating and corporate governance committee held one meeting during 2011 and the compensation committee held three meetings during 2011.

Audit Committee

Our Board of Directors has established a standing audit committee. Our audit committee is comprised of Messrs. Alexander, Whitlock (Chair) and Dr. Roach. Our Board of Directors has determined that Messrs. Alexander, Whitlock and Dr. Roach are independent directors as defined under and required by the Exchange Act and the listing requirements of The Nasdaq Global Select Market. Rule 10A-3 under the Exchange Act and the listing requirements of The Nasdaq Global Select Market require that our audit committee be composed solely of independent directors by June 23, 2012, which date is one year from the date of effectiveness of the registration statement for our initial public offering in 2011. Mr. Whitlock has been designated as the audit committee financial expert, as defined under SEC rules.

The principal duties of the audit committee are as follows:

•	to review our external financial reporting;

•	to engage our independent auditors; and

•	to review our procedures for internal auditing and the adequacy of our internal accounting controls.

In addition, the audit committee generally reviews and approves any proposed transaction between the Company and any related party, as further described below under “Policies and Procedures for Related Person Transactions.” The written charter for the audit committee is available on our website, http://www.kior.com.

Nominating and Corporate Governance Committee

Our nominating and corporate governance committee is comprised of Messrs. Alexander (Chair) and Kaul and Dr. Roach. Our Board of Directors has determined that Messrs. Alexander and Roach are independent as required by the listing requirements of The Nasdaq Global Select Market. We are a “controlled company” under The Nasdaq Global Select Market corporate governance standards and we qualify for, and rely on, exemptions from The Nasdaq Global Select Market corporate governance requirements that require our nominating and corporate governance committee to be composed entirely of independent members.

The principal duties of the nominating and corporate governance committee are as follows:

•

to recommend to the Board of Directors proposed nominees for election to the Board of Directors by the stockholders at annual meetings, including an annual review as to the renominations of incumbents and proposed nominees for election by the Board of Directors to fill vacancies that occur between stockholder meetings; and

•	to make recommendations to the Board of Directors regarding corporate governance matters and practices.

The written charter for the nominating and corporate governance committee is available on our website, http://www.kior.com.

Compensation Committee

Our compensation committee is comprised of Mr. Kaul and Dr. Bachher. Until his resignation from the Board of Directors in February 2012, John Melo also served as a member of our compensation committee. Following Mr. Melo’s resignation, Mr. Whitlock has participated in the meetings of the compensation committee at the committee’s invitation. Our Board of Directors has determined that Dr. Bachher is independent as defined by the rules of The Nasdaq Global Select Market. We are a “controlled company” under The Nasdaq Global Select Market corporate governance standards and we qualify for, and rely on, exemptions from The Nasdaq Global Select Market corporate governance requirements that require our compensation committee to be composed entirely of independent members.

The principal duties of the compensation committee are as follows:

•

to administer our stock plans and incentive compensation plans, including our stock incentive plans, and in this capacity, make all option grants or other equity awards to our directors and employees under such plans;

•	to make recommendations to the Board of Directors with respect to the compensation of our chief executive officer and our other executive officers; and

•	to review key employee compensation policies, plans and programs.

The written charter for the compensation committee is available on our website, http://www.kior.com.

Policies and Procedures for Related Person Transactions

As provided by our audit committee charter, our audit committee is responsible for reviewing and approving in advance any related person transaction. Prior to the creation of our audit committee, our full Board of Directors reviewed related person transactions.

Our Board of Directors has adopted a written Related Party Transaction Approval Policy that documents procedures pursuant to which related person transactions are reviewed, approved or ratified. The policy applies to any transaction, without regard to the dollar amount involved, in which:

•	we or any of our subsidiaries is a participant; and

•	any related person has a direct or indirect interest.

The audit committee, with assistance from our General Counsel, is responsible for reviewing and, where appropriate, approving or ratifying any related person transaction involving us or our subsidiaries and related persons. In determining whether to approve a related person transaction, the committee considers (1) whether the terms of the transaction are fair to the company and no less favorable than those obtainable under similar circumstances if a related person were not involved; (2) whether the transaction is material, considering the interest of the related person, the relationship of the related person to the transaction, the amount involved and the significance of the transaction to our investors in light of all circumstances; (3) whether the transaction would impair the independence of a non-employee director; and (4) whether the transaction would present an improper conflict of interest for a director or executive officer.

Compensation Committee Interlocks and Insider Participation

None of our executive officers serve as a member of the Board of Directors or compensation committee of any entity that has one or more of its executive officers serving as a member of our Board of Directors or compensation committee. The members of our compensation committee during the last completed fiscal year were Dr. Bachher and Mr. Kaul.

Mr. Kaul has pecuniary interests in Khosla Ventures and may be deemed to have an interest in certain transactions with us, as more fully described in “Certain Relationships and Related Person Transactions” below.

Board Leadership Structure

Our Board of Directors currently consists of our President and Chief Executive Officer, Fred Cannon, and seven non-management directors. Our Board of Directors does not currently have a separately designated Chairman. Mr. Whitlock currently serves as our lead director and is generally responsible for directing the meetings of our Board of Directors. The Board has no policy requiring that the positions of the Chairman of the Board and the Chief Executive Officer be separate or that they be occupied by the same individual. The Board of Directors believes that this issue is properly addressed as part of the succession planning process and that it is in the best interests of the Company for the Board to make a determination when it elects a new Chief Executive Officer or at other times when consideration may be warranted by the circumstances.

We believe our current Board leadership structure contributes to the effectiveness of the Board as a whole by, among other things, enhancing the independent and objective assessment of risk by the Board, freeing our President and Chief Executive Officer to focus on company operations instead of Board administration and increasing the independent oversight of the Company. As a result, we believe this is the most appropriate structure for us at the present time.

Risk Oversight

The risk oversight function of the Board of Directors is carried out by both the Board and the audit committee. The Board regularly reviews information regarding our credit, liquidity and operations, as well as the risks associated with each. Our audit committee meets periodically with management to discuss our major financial and operating risk exposures and the steps, guidelines and policies taken or implemented relating to risk assessment and risk management. Our compensation committee is responsible for overseeing the management of risks relating to our executive compensation plans and arrangements. Our nominating and corporate governance committee manages risks associated with the independence of the Board, and our audit committee manages risks associated with potential conflicts of interest. While each committee is responsible for evaluating certain risks and overseeing the management of such risks, the entire Board is informed about such risks by the committees.

Selection of Directors

All of our current directors and nominees for director, except for Dr. Rice and Mr. Paterson, were elected or appointed in accordance with the terms of an amended and restated voting agreement among us and certain of our stockholders that was in effect prior to, and expired upon, the completion of our initial public offering in June 2011. Notwithstanding the expiration of the voting agreement upon completion of our initial public offering, Messrs. Alexander, Cannon, Kaul, O’Connor and Whitlock and Drs. Bachher and Roach continue to serve on the Board and we expect them, along with Dr. Rice and Mr. Paterson, to continue to serve as directors until their resignation or until their successors are duly elected by the holders of our common stock.

The nominations of Dr. Rice and Mr. Paterson were initially recommended by one of our stockholders. The Board discussed the background and qualifications of each of Dr. Rice and Mr. Paterson and unanimously agreed that they be nominated for election at the annual meeting.

Director Nominations Process

In assessing the qualifications of candidates for director, the Board of Directors and the nominating and corporate governance committee considers, in addition to qualifications set forth in the Company’s bylaws, each potential nominee’s personal and professional integrity, experience, reputation, skills, ability and willingness to devote the time and effort necessary to be an effective Board member, and commitment to acting in the best interests of the Company and its stockholders. The Board of Directors and the nominating and corporate governance committee also considers requirements under the listing standards of the Nasdaq Stock Market, as well as qualifications applicable to membership on Board committees under the listing standards and various regulations. The goal of the Board of Directors and the committee goal is to nominate directors who will provide a balance of industry, business and technical knowledge, experience and capability. The nominating and corporate governance committee makes recommendations to the Board of Directors, which in turn makes the nominations for consideration by the stockholders.

Suggestions for potential nominees for director could come to the nominating and corporate governance committee from a number of sources, including incumbent directors, officers, search firms, if deemed appropriate, and others. The extent to which the nominating and corporate governance committee dedicates time and resources to the consideration and evaluation of any potential nominee brought to its attention would depend on the information available to the nominating and corporate governance committee about the qualifications and suitability of the individual, viewed in light of the needs of the Board, and would be at the nominating and corporate governance committee’s discretion. The nominating and corporate governance committee is also responsible for assessing each incumbent director’s qualifications to continue on the Board in connection with the selection of nominees to take office when that director’s term expires.

In addition, the nominating and corporate governance committee’s policy is that it will consider candidates for the Board recommended by stockholders. We have not received any recommendations for director nominees for the 2012 annual meeting from any stockholder. Any such recommendation should be submitted in writing to the Company in care of the Secretary at KiOR, Inc., 13001 Bay Park Road, Pasadena, Texas 77507, along with the following information, all as set forth in more detail in our bylaws:

•	the candidate’s name, age, principal occupation, business experience for at least the previous five years, address and qualifications for Board membership;

•

any other information relating to such candidate, the proposing stockholder or any beneficial owner on whose behalf the proposal is being made that would be required to be disclosed in solicitations of proxies for a contested election of directors pursuant to applicable SEC rules;

•	the written consent of the proposed candidate to being named as a candidate and, if nominated and elected, to serving as a director;

•

information regarding any material relationships, including any compensatory arrangement, between the proposing stockholder, any beneficial owner on whose behalf the proposal is being made and their respective affiliates and associates, on the one hand, and the candidate and any of his or her affiliates and associates, on the other hand, including all information that would be required to be disclosed under the related person transaction disclosure rules of the SEC if the proposing stockholder and any such beneficial owner on whose behalf the proposal is being made, or any affiliate or associate thereof, were a “registrant” and the candidate were a director or executive officer of the registrant under such rules; and

•

detailed information regarding the proposing stockholder’s direct or indirect ownership of securities of the Company including, for example, any derivative instruments, swaps, voting arrangements, pledges and other arrangements related thereto.

Although the nominating and corporate governance committee will consider candidates recommended by stockholders, it may determine not to recommend that the Board, or the Board may determine not to, nominate those candidates for election to the Board of Directors.

Stockholders who wish to nominate persons directly for election to the board at an annual meeting of stockholders must meet the deadlines and other requirements set forth in our bylaws and the rules and regulations of the SEC. Please see the information later in this proxy statement under the caption “Additional Information — Stockholder Proposals for Next Annual Meeting.” As provided in our certificate of incorporation, subject to the rights of the holders of any series of preferred stock that may be outstanding, any vacancy occurring in the Board of Directors can generally be filled only by the affirmative vote of a majority of the directors then in office. The director appointed to fill the vacancy will hold office for a term expiring at the annual meeting of stockholders at which the term of office of the director expires or until such director’s successor shall have been duly elected and qualified.

While we do not have a formal policy with regard to the consideration of diversity, the nominating and corporate governance committee considers diversity in identifying nominees for director and endeavors to have a Board representing diverse experience and complementary skills in areas that will contribute to the Board’s ability to perform its roles relating to oversight of the Company’s business, strategy and risk exposure. For example, the nominating and corporate governance committee takes into account, among other things, the diversity of business, leadership and personal experience of Board candidates and determines how that experience will serve the best interests of our stockholders.

Code of Business Conduct

Our Board of Directors has adopted a Code of Business Conduct. The code applies to all of our employees, officers (including our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions), including directors and consultants. The full text of our Code of Business Conduct is available on our website at http://www.kior.com. The inclusion of our website address in this proxy statement does not include or incorporate by reference the information on our website into this proxy statement.

Compensation of Directors

Our directors who are affiliated with certain of our other stockholders, Messrs. Kaul and O’Connor and Dr. Bachher, and our employee director, Mr. Cannon, have not received any compensation in connection with their service as directors. For information about the compensation that we pay to Mr. Cannon for his service as an executive officer, please read “Compensation Discussion and Analysis,” the executive compensation tables in this proxy statement and the narrative accompanying the executive compensation tables.

For 2011, we paid our non-employee directors who are not affiliated with any of our other stockholders a cash retainer of $2,500 per month, and we compensated them for the reasonable expenses that they incur in connection with their attendance of meetings. These policies applied to Messrs. Alexander and Whitlock and Drs. Rice and Roach, and applied to Mr. Melo prior to his resignation from our Board of Directors in February 2012. Except for this monthly retainer, we have not paid any cash compensation to any of our directors for their service on the Board of Directors or on committees of the Board of Directors. Each of our non-employee directors who is not affiliated with any of our other stockholders has also been awarded options or stock awards. Effective March 2012, each of our non-employee directors will receive a $180,000 annual retainer, consisting of equity awards with a grant date fair value of $150,000 and, at the director’s election, a $30,000 cash retainer paid quarterly or additional equity awards with a grant date fair value of $30,000. In addition, any such director serving as the chairperson of the audit, compensation or nominating and corporate governance committees will receive an equity award with a grant date fair value of $15,000, $12,000 and $7,500, respectively.

The table below contains information about the compensation paid to our non-employee directors during 2011. Fred Cannon, our President and Chief Executive Officer, receives no compensation for serving as a director.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Option Awards ($)(2)	All Other Compensation ($)	Total ($)
Ralph Alexander	30,000	—	—	—	30,000
Jagdeep Singh Bachher	—	—	—	—	—
Samir Kaul	—	—	—	—	—
John Melo(3)	30,000	—	—	—	30,000
Paul O’Connor	—	—	—	—	—
Condoleezza Rice	12,500	3,450,000	—	—	3,462,500
William Roach	30,000	—	—	—	30,000
Gary L. Whitlock	30,000	—	—	—	30,000

(1)	Upon her election to the Board of Directors in August 2011, Dr. Rice was granted 230,000 restricted stock units, which vest in 20 successive and equal quarterly installments over the 60-month period measured from the vesting commencement date. The amount in this column reflects the grant date fair value of her award computed in accordance with Financial Accounting Standards Board Accounting Standards Codification, or FASB ASC Topic 718.
(2)	At December 31, 2011, Mr. Alexander, Mr. Melo, Dr. Roach and Mr. Whitlock held options to purchase 184,698 shares, 211,070 shares, 230,870 shares and 230,870 shares, respectively, of our Class A common stock.
(3)	Mr. Melo resigned from our Board of Directors in February 2012. At the time of his resignation, Mr. Melo held vested options to purchase 40,261 shares of our Class A common stock. Such options will be cancelled pursuant to their terms on May 8, 2012, which date is three months following the date of his resignation, unless earlier exercised.

Director Attendance at Annual Meeting of Stockholders

The Company does not have a policy regarding director attendance at annual meetings of stockholders. All of the Company’s directors are expected to attend the 2012 Annual Meeting of Stockholders. As we were privately held until the completion of our initial public offering in June 2011, we did not hold an annual meeting of stockholders in 2011.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires that the Company’s executive officers and directors, and persons who own more than 10% of a registered class of the Company’s equity securities, file reports of ownership and changes of ownership with the SEC. Officers, directors and greater than 10% stockholders are required by SEC regulation to furnish the Company with copies of all such forms they file.

Based solely on its review of the copies of such forms received by the Company, and on written representations by the Company’s officers and directors regarding their compliance with the filing requirements, the Company believes that during the fiscal year ended December 31, 2011, all reports required by Section 16(a) to be filed by its directors, executive officers and greater than 10% beneficial owners were filed on a timely basis, except that (1) Dr. Rice filed one Form 4 late, reporting one transaction, and (2) Mr. Lyle filed one Form 4 late, reporting two transactions.

COMPENSATION DISCUSSION AND ANALYSIS

The following compensation discussion and analysis describes the compensation arrangements for our named executive officers for the year ended December 31, 2011. It also includes forward-looking statements that are based on our current plans, expectations and determinations regarding future elements of our compensation program.

Our named executive officers for the year ended December 31, 2011 are:

•	Fred Cannon, our President and Chief Executive Officer (“CEO”);

•	John H. Karnes, our Chief Financial Officer (“CFO”);

•	W. Roger Lyle, our Senior Vice President of Operations;

•	John Kasbaum, our Senior Vice President of Commercial;

•	Christopher A. Artzer, our Vice President, General Counsel and Secretary;

•	T. Kevin DeNicola, our former CFO;

•	William Coates, our former Vice President and Chief Operating Officer; and

•	Joseph Cappello, our former President of International.

The total compensation of our named executive officers for the year ended December 31, 2011 is set forth in the Summary Compensation Table below.

We describe compensation actions taken in prior years to the extent that such descriptions enhance the understanding of our executive compensation practices and the disclosure herein. This compensation discussion and analysis addresses our compensation practices in place during 2011 and highlights changes we plan to implement in the future.

Compensation Philosophy and Objectives

We believe our success depends, among other things, on our ability to:

•	attract and retain a management team with the combined experience, knowledge and skills necessary to commercialize our cellulosic gasoline and diesel;

•	incentivize our management team to achieve our strategic objectives; and

•	create long-term stockholder value by aligning the financial interests of our management team with those of our stockholders.

Since our inception in 2007, our compensation philosophy has been directed at achieving these objectives and rewarding the creation of long-term stockholder value while prudently managing our capital resources and expenses as a development stage, pre-revenue company.

Compensation Consultant

Historically, we have not engaged the services of a third-party compensation consultant to assist our Board of Directors in developing our approach to executive compensation. Instead, we relied on the judgment of our Board of Directors based on its members’ collective experiences in the clean technology, chemical and startup sectors in determining the appropriate levels of executive compensation and our approach to executive compensation. In March 2011, our compensation committee engaged Hay Group, an independent global management consulting firm, to assist our compensation committee in:

•	further developing our approach to executive compensation;

•	establishing an appropriate peer group for compensation purposes; and

•	providing benchmark compensation data regarding companies, including our competitors, with which we compete for executive talent.

The charter of our compensation committee grants the committee sole authority to retain outside consultants or counsel to assist it in its duties with respect to establishing compensation practices and the level of executive compensation. Hay Group also advises our compensation committee on market practices and our compensation policies and programs, with a focus on our incentive programs. The compensation committee believes Hay Group is independent of management. Hay Group works exclusively for the compensation committee and generally performs no services directly for management. Management does not retain the services of a compensation consultant.

As part of the compensation committee’s process for designing our executive compensation model for 2012, the compensation committee has selected an industry peer group based on the recommendation of Hay Group. The companies that the compensation committee selected for our industry peer group are designed to represent certain of our industry competitors with whom we compete or expect to compete for business opportunities, including certain development-stage enterprises such as our company, as well as certain other companies in the chemical and energy exploration and production (E&P) sectors with whom we compete or expect to compete for executive talent. In particular, the peer group is designed to include companies representing significant aspects of our business (the production of fuel products, including renewable fuel products, and the development of specialty chemical and catalyst systems), companies with whom we compete for executive talent and companies that we believe investors consider to be comparable investment opportunities. The compensation committee expects to re-evaluate our industry peer group when circumstances warrant and would approve any revisions to our industry peer group.

The following nineteen companies currently comprise our industry peer group used in connection with executive compensation decisions:

Chemicals and E&P	Renewable Fuel Products
Albemarle Corporation	Amyris, Inc.
Berry Petroleum Company	Aventine Renewable Energy Holdings, Inc.
Cabot Oil & Gas, Inc.	Codexis, Inc.
Cimarex Energy Co.	Cosan Ltd.
Denbury Resources Inc.	FutureFuel Corp.
Forest Oil Corporation	Gevo, Inc.
Newfield Exploration Company	Green Plains Renewable Energy, Inc.
Pioneer Natural Resources Co.	Rentech, Inc.
Ultra Petroleum Corp.	Solazyme, Inc.
W.R. Grace & Co.

Elements of Compensation for our Named Executive Officers

For 2011, compensation for our named executive officers consisted of a combination of base salaries, annual incentive bonuses, and equity compensation in the form of options, stock awards and restricted stock units. Payment of the annual incentive bonuses for 2011 was primarily determined based on the achievement of performance milestones established by the Board of Directors.

Historically, our Board of Directors, based on the collective experience of its members, has used its subjective judgment in determining the appropriate mix of different elements of compensation and the balance of short-term versus long-term compensation. More recently, and in particular in anticipation of operating as a public company and following completion of our initial public offering in June 2011, our compensation committee has been advised by its compensation consultant, Hay Group, with regard to compensation practices. The compensation consultant makes recommendations to the compensation committee with respect to the salaries and the form and amounts of incentive compensation paid to our named executive officers. Generally, we seek to award a significant portion of each named executive officer’s compensation in the form of equity compensation in order to strongly incentivize the achievement of long-term objectives and the creation of long-term value for our stockholders as well as to conserve our cash resources. We believe that our approach of compensating executive officers with a significant equity component has been appropriate for a development stage, pre-revenue company such as ours and has enabled us to attract executive talent from more established companies and to compete with other technology companies for executive talent.

Base Salaries. We believe that competitive base salaries serve to attract talented and experienced executives and to reward our named executive officers for short-term, day-to-day performance. Base salary levels are set for each executive officer at the time the officer commences employment with us and is based on such officer’s experience and expected contributions to our development, as well as competitive conditions in the market for qualified executives. Our compensation committee is empowered to set the base salary of our CEO and, in consultation with our CEO, to set the base salaries of our other named executive officers. In 2012, our compensation committee elected not to increase base salaries for our named executive officers from their 2011 levels in order to conserve our cash.

Generally, the cash component of our named executive officers’ compensation (base salary and, historically, bonuses) has been less than the officers could likely have received at more established companies, such as their respective previous employers. The total cash compensation of our named executive officers is below the median for our peer group to conserve cash and because we believe that offering a compensation package more heavily weighted towards an equity component has enabled us to recruit our named executive officers to our company, serves to reward them for the creation of long-term value and is appropriate for a company in our stage of development.

Annual Bonuses. The offer letters for Messrs. Cannon, Karnes, Lyle, Artzer, DeNicola, Coates and Cappello provide for potential annual incentive bonuses. The possibility of earning annual bonuses is intended to encourage executives to work towards the achievement of defined company objectives and strategic goals that are established by our Board of Directors. In March 2012, the compensation committee determined to award annual bonuses for our named executive officers under our 2011 incentive compensation program in the form of shares of fully vested Class A common stock rather than in cash in order to conserve our cash resources. Our compensation committee awarded bonuses for 2011 performance to our named executive officers at a level equal to 150% of each respective named executive officer’s target bonus. In reaching the decision to award bonuses in excess of target, our compensation committee considered the overall performance of our named executive officers in 2011, and in particular considered the successful financing of and progress on our initial-scale commercial production facility in Columbus, Mississippi and the successful completion of our initial public offering in June 2011. For more information on these bonus amounts, please see the Summary Compensation Table below. Mr. DeNicola was not awarded an annual bonus during 2011 for 2010 performance, as his employment with us was voluntarily terminated in January 2011, and he forfeited any bonus payment. Messrs. Coates and Cappello were not awarded an annual bonus for 2011 performance as their employment was voluntarily terminated in September 2011 and October 2011, respectively. The compensation committee annually reviews and approves milestones that bear on annual bonus compensation. For 2012, these milestones relate to progress in the construction of our Columbus, Mississippi facility, progress on our first planned standard commercial production facility and yield improvements.

Equity Compensation. Equity incentives are intended to help align the long-term financial interests of our executives with those of our stockholders. The potential future value of equity awards is also important to our efforts to attract talented and skilled executives. We have typically granted stock options and/or restricted stock units to our named executive officers in connection with the commencement of their employment with us. The size of the initial grant is determined based on the executive’s position with us and takes into account the executive’s base salary and other compensation. As discussed in further detail below, in March 2012 we began granting annual equity incentive awards to our named executive officers. Our Board of Directors is authorized to set different vesting schedules and exercise prices and has used that authority with respect to certain awards, as further disclosed in the executive compensation tables below.

Prior to 2011, we generally granted equity awards in the form of stock options with an exercise price equal to the fair market value of the common stock underlying the award on the date of the grant. We granted equity awards pursuant to our amended and restated 2007 Stock Option/Stock Issuance Plan until June 2011. Awards granted under our amended and restated 2007 Stock Option/Stock Issuance Plan generally vested and became exercisable at a rate of 20% on the first anniversary of the applicable vesting commencement date, with the remainder vesting in equal monthly installments over the next four years. Our Board of Directors had determined that awards with 20% vesting on the first anniversary and incremental monthly vesting over the following four-year period would provide a strong incentive for both continued employment and dedication towards increasing stockholder value as well as being appropriate in light of our focus on our long-term objectives. Options granted prior to 2011 provided for immediate exercisability, with the resulting shares being subject to certain transfer restrictions and repurchase rights of the Company until such times as the underlying options would have vested.

In March 2011 and at other times during 2011, we granted 409A Options, which are options granted in a manner that is compliant with Section 409A of the Internal Revenue Code of 1986, as amended, or the Internal Revenue Code. Messrs. Artzer, Cappello and Karnes joined our executive team in 2011, bringing critical experience to our company. As we believed that it was important to align the interests of our entire executive team in the growth of our company, the Board of Directors granted options to these new executives at the exercise price of $1.98 per share. As the fair market value of the underlying shares on the date of grant was greater than the exercise price, it was necessary to structure the options in a manner compliant with Section 409A of the Internal Revenue Code. The options generally vest on the fifth anniversary of the grant date. Since completion of our initial public offering in June 2011, our determination of fair market value for purposes of option pricing has been based on the most recent closing price of our Class A common stock on The Nasdaq Global Select Market.

As discussed above, we have also granted fully vested awards of common stock to our executives pursuant to the amended and restated 2007 Stock Option/Stock Issuance Plan and our 2011 Long-Term Incentive Plan in lieu of cash bonus payments to conserve our cash resources. We believe that equity awards serve to align the interests of the recipient named executive officers with those of our stockholders because such awards incentivize our executive officers to work towards increased stockholder value over the long term.

In March 2012, our compensation committee began granting annual equity awards in the form of restricted stock units that vest in three equal annual installments, subject to the executive’s continued service, as a three-year vesting schedule is commonly used by companies within our peer group. Our compensation committee believes granting restricted stock units better serves the company’s executive retention objectives than stock options, given the volatility of our stock price and that restricted stock units require fewer shares than stock options to provide equivalent value to the grantee.

Prior to our initial public offering, our Board of Directors and our compensation committee also awarded additional options, restricted stock and restricted stock units to certain of our named executive officers at other times when, in the Board’s or the committee’s judgment, as applicable, such awards were advisable to assist in executive retention or to reward significant company or individual performance.

Finally, our Board has approved accelerated vesting on the date of termination of all outstanding equity awards for each of Messrs. Cannon, Karnes, Kasbaum and Artzer, if the respective officer is terminated without cause or for good reason (each as defined in a performance and retention agreement and as further described below), including during a period following or in anticipation of a change in control of our company. These arrangements with our named executive officers are discussed in more detail in “— Employment Arrangements with Executives,” “— Performance and Retention Agreements” and “Executive Compensation — Potential Payments to Named Executive Officers Upon Termination or a Change of Control” below.

2012 Executive Compensation Program

In February 2012, our compensation committee adopted a compensation program for our named executive officers, based in part upon the advice and recommendation of Hay Group and on an analysis by Hay Group of executive compensation at our peer group companies.

In setting compensation levels for our named executive officers for 2012, our compensation committee targeted a “total direct compensation” (base salary plus annual and long-term incentive awards) figure for each named executive officer at the 75th percentile of our industry peer group. The compensation committee also determined that each named executive officer’s incentive compensation would be allocated between annual incentive awards and long term incentive awards on a 1/3 and 2/3 basis, respectively. The target value of each named executive officer’s incentive compensation is the difference between the targeted total direct compensation and the respective officer’s salary.

Each named executive officer’s annual incentive award for 2012 is expected to be weighted among several corporate-level incentive elements related to the commercialization of our cellulosic gasoline and diesel as well as officer-specific individual goals recommended by the compensation committee and approved by the Board of Directors. Each named executive officer’s long term incentive award granted in March 2012 was in the form of restricted stock units that vest in three equal annual installments, subject to the continued service of the recipient named executive officer.

Employment Arrangements with Executives

Each of our named executive officers received an offer letter in connection with the commencement of his employment with us. As a condition to employment, each of our named executive officers has entered into a proprietary information and inventions assignment agreement. Under these agreements, each named executive officer has agreed not to compete with us during his employment, not to solicit our employees during his employment or for a period of one year following the termination of his employment, to protect our confidential and proprietary information and to assign to us intellectual property developed during the course of his employment.

The offer letters set forth initial salaries, potential annual bonuses, the terms of initial option grants, acceleration of vesting upon termination without cause following a change in control and, in some cases, vesting upon the death or disability of the executive. In addition, any material breach of the proprietary information and inventions assignment agreement described in the above paragraph would also constitute cause and would result in a forfeiture of the breaching officer’s accelerated awards. The accelerated vesting provisions set forth in the offer letters of Messrs. Cannon, Karnes, Kasbaum and Artzer were superseded by accelerated vesting provisions of the Performance and Retention Agreements described below in “— Performance and Retention Agreements.”

The following table summarizes the material terms of each named executive officer’s offer letter.

	Mr. Cannon		Mr. Karnes		Mr. Lyle		Mr. Kasbaum		Mr. Artzer
Initial salary	$275,000	(1)	$250,000		$275,000		$240,000		$285,000
Potential annual bonus(2)	$100,000		$100,000		$100,000		—		$50,000
Initial option grant:
Number of options	3,085,720		1,100,000		125,000		560,000		265,600
Exercise price per share	$0.0838		$1.98		$15.30		$1.98		$1.98
Vesting terms		(3)		(4)		(3)		(3)		(4)
Initial grant of restricted stock units(5)	—		—		125,000		—		—
Accelerated vesting of options upon:
Termination without cause following a change of control	—	(6)	100%		—		50	%(6)	100%
Death or disability	—			(7)	—		—			(7)

(1)	Mr. Cannon’s base salary was subsequently raised to $343,950, effective October 15, 2010.
(2)	Performance bonuses are based upon the achievement of certain individual and corporate milestones set by our Board of Directors.
(3)	Grants vest as to 20% of the original number of shares on the first anniversary of the vesting commencement date and as to an additional 1/60th of the original number of shares each month thereafter until the fifth anniversary of the vesting commencement date, subject to continued service through each relevant vesting date; additionally, options to purchase 685,712 shares granted to Mr. Cannon vested on the grant date. Options awarded to Mr. Cannon are exercisable for shares of our Class B common stock and options awarded to Messrs. Lyle and Kasbaum are exercisable for shares of our Class A common stock.
(4)	Represents grants of 409A Options exercisable for shares of our Class A common stock, which vest in a single installment on March 18, 2016 (the fifth anniversary of the grant date), subject to the executive’s continued service.

(5)	The restricted stock units granted to Mr. Lyle vest in five equal installments on each of the first five anniversaries of September 14, 2011, the vesting commencement date, subject to Mr. Lyle’s continued service.
(6)	Pursuant to the performance and retention agreement described below, this amount was subsequently increased to 100%.
(7)	In the event of death or disability, the 409A Options awarded to Messrs. Karnes and Artzer would vest on a pro rata basis based on the number of days of service.

Performance and Retention Agreements

On March 9, 2012, based in part upon the recommendation of Hay Group, our compensation committee approved the entry into Performance and Retention Agreements with each of Messrs. Cannon, Karnes, Kasbaum and Artzer. The Performance and Retention Agreements provide that all outstanding equity awards granted to a respective executive pursuant to a Company equity or equity-based incentive plan prior to December 31, 2012 will become vested, exercisable in full and, where applicable, payable in the event the executive is terminated without cause or for good reason. We believe the Performance and Retention Agreements serve as a retention tool and are competitive within our industry.

For a more detailed description of the terms of the acceleration provisions and conditions under the Performance and Retention Agreements, please read “Executive Compensation — Potential Payments to Named Executive Officers Upon Termination or a Change of Control” below.

Compensation Decision Process

From our inception until the establishment of the compensation committee of our Board of Directors in March 2010 as discussed below, our Board of Directors has overseen the compensation of our executive officers and our executive compensation programs. Non-employee directors reviewed and approved our executive compensation and benefits policies, including our amended and restated 2007 Stock Option/Stock Issuance Plan and our 2011 Long-Term Incentive Plan. Our Board of Directors historically has relied on its members’ business judgment and collective experience with respect to compensation practices at other companies in the technology sector, both established and start-up enterprises.

Historically, our Board of Directors has approved levels of base salaries for new executives that, in its judgment, were necessary to attract the executives from the positions they previously held or from other positions available to individuals with their respective experience and skills and that were in line with other start-up companies in the technology sector. Salary increases were historically awarded to our named executive officers by our Board of Directors from time to time when our Board deemed such increases to be appropriate to retain our named executive officers or to reward them for our company’s progress and their contribution towards that progress. None of our named executive officers is currently party to an employment agreement that provides for scheduled or automatic increases in base salary. Following our initial public offering, the compensation committee determined that it would review the base salaries of our named executive officers annually. In addition, our historical compensation approach has been to keep our CEO, Mr. Cannon, as our most highly paid employee, including awarding him the highest base salary.

In setting the levels of equity compensation, our Board of Directors has historically relied on the business judgment and collective experience of its members in the industries in which we compete for executives. As discussed above, our named executive officers received initial option and/or restricted stock unit grants upon the commencement of their employment at levels determined by our Board of Directors. Our Board of Directors has also awarded additional options to certain of our named executive officers at other times, not in connection with the commencement of their employment when, in the Board’s judgment, such awards were advisable to assist in executive retention or to reward significant performance. While we historically have not had a predetermined policy on the timing or frequency of additional equity award grants to our named executive officers, in 2012, our compensation committee approved a compensation program under which annual short-term and long-term grants would be made to our named executive officers. Such program is described in more detail above under “— 2012 Executive Compensation Program.” We expect that, under this compensation program, our compensation committee will generally make determinations with respect to equity awards in the first quarter of each fiscal year. However, our compensation committee could modify in the future its approach regarding the timing of equity awards.

In March 2010, our Board of Directors established a compensation committee and appointed Messrs. Cannon and Kaul to that committee. In February 2011, the Board reconstituted the compensation committee and appointed Dr. Bachher, Mr. Kaul and Mr. Melo to serve on that committee. Following Mr. Melo’s resignation from the Board in February 2012, Mr. Whitlock has participated in the committee’s meetings at the invitation of the committee. From its formation until our initial public offering in June 2011, the compensation committee was responsible for evaluating and recommending our executive compensation policies and plans for approval by our full Board of Directors. Following our initial public offering, the compensation committee makes these decisions. Our compensation committee uses benchmarking data provided by Hay Group as a reference in determining appropriate levels of compensation. See “— Compensation Consultant” above for more information about Hay Group and the industry peer group our compensation committee currently uses for benchmarking.

Our Chief Executive Officer also reviews the performance of our other named executive officers and makes recommendations to the compensation committee regarding base salary adjustments, bonuses and long-term incentive awards for the other named executive officers (but not for himself).

Other Executive Benefits

We provide the following benefits to our named executive officers on the same basis as other eligible employees:

•	health and dental insurance;

•	vacation, sick days and personal days;

•	life insurance and supplemental life insurance;

•	long-term disability insurance;

•	a 401(k) plan;

•	flexible spending accounts;

•	an employee assistance program; and

•	income tax planning assistance.

We are also seeking to implement an employee stock purchase plan, as further described below under “Proposal 4: Approval of the KiOR, Inc. 2012 Employee Stock Purchase Plan.”

We believe these benefits are generally consistent with benefits offered by companies with which we compete for employees and executives. In light of the immediate exercisability of certain of our stock options discussed above and potential decision making related to Section 83(b) elections under the Internal Revenue Code as well as the implications of our initial public offering in June 2011, we believe it is in the Company’s best interest to provide tax planning assistance in order that our employees, including our named executive officers, may more easily devote their time to business activities.

Advisory Resolutions to Approve Executive Compensation

At our 2012 annual meeting, we are providing our stockholders with the opportunity to vote to approve, on an advisory basis, the compensation of our named executive officers, commonly known as a “say-on-pay” vote. This vote provides our stockholders the opportunity to express their views regarding the 2011 compensation for our named executive officers as disclosed in this proxy statement. Because our 2012 annual meeting is our first annual meeting since becoming a publicly-traded company in June 2011, this will be our first “say-on-pay” vote. As an advisory vote, this resolution will not be binding upon the Company or upon the Board of Directors. However, the Board of Directors values the opinions expressed by our stockholders, and our compensation committee will consider the outcome of the vote on this resolution when making future compensation decisions for our named executive officers.

We are also providing our stockholders with the opportunity to cast an advisory vote with respect to whether we should hold future advisory “say-on-pay” votes every one, two or three years.

For additional information regarding these items, please refer to “Proposal 2: Advisory Resolution to Approve Executive Compensation” and “Proposal 3: Advisory Vote on the Frequency of Advisory Resolutions to Approve Executive Compensation” in this proxy statement.

Other Compensation Policies and Practices

Tax considerations. Section 162(m) of the Internal Revenue Code disallows a tax deduction for any publicly held corporation for individual compensation exceeding $1 million in any taxable year for each named executive officer (other than our chief financial officer), unless compensation is performance-based. The deductibility limit imposed by Section 162(m) did not apply to us prior to our initial public offering, during which time we were not publicly-traded.

The 2011 Long-Term Incentive Plan qualifies for transition relief under Treasury Regulation Section 1.162-27(f), which provides that the deduction limit of Section 162(m) of the Internal Revenue Code does not apply to a compensation plan or agreement that existed during the period in which we were not publicly held. Generally, we will be able to rely on this transition relief for a period of three years after we become publicly held. Thereafter, we can preserve the deductibility of compensation over $1 million if certain conditions of Section 162(m) are met, including stockholder approval of the plan and the material terms of the performance goals. At such time as Section 162(m) limits our deductibility, we expect that our compensation committee will adopt a policy that, where reasonably practicable, we will seek to qualify the variable compensation paid to our executive officers for an exemption from the deductibility limitations of Section 162(m).

Policy regarding restatements of performance measures. We do not have a formal policy regarding adjustment or recovery of bonus payments if the relevant performance measures upon which they are based are restated or otherwise adjusted in a manner that would reduce the size of the payment. Under those circumstances, our Board of Directors or our compensation committee would evaluate whether adjustments or recoveries of payments were appropriate based upon the facts and circumstances surrounding the restatement.

Stock ownership policies. We have not established stock ownership or similar guidelines with regards to our named executive officers at this time; however, all of our named executive officers currently have a direct or indirect, through their stock option holdings, equity interest in our company, and we believe that they regard the potential returns from these interests as a significant element of their potential compensation for services to us.

Risk Considerations in Our Compensation Program

Our compensation committee does not believe that any risks arising from our employee compensation policies and practices are reasonably likely to have a material adverse affect on our company.

COMPENSATION COMMITTEE REPORT

The compensation committee reviewed and discussed the Compensation Discussion and Analysis with management. Based upon this review and discussion, the compensation committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the Company’s proxy statement for its 2012 Annual Meeting of Stockholders and in its Annual Report on Form 10-K for the fiscal year ended December 31, 2011, as filed with the Securities and Exchange Commission.

Compensation Committee

Jagdeep Singh Bachher

Samir Kaul

The foregoing Compensation Committee Report is not “soliciting material,” is not deemed “filed” with the SEC, and shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing of ours under the Securities Act of 1933, as amended (the “Securities Act”) or under the Exchange Act, except to the extent we specifically incorporate this report by reference.

EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

The following table sets forth the compensation during 2011 and 2010 of the Company’s Principal Executive Officer, the Company’s Principal Financial Officer, the three other most highly compensated executive officers for 2011, our former Chief Financial Officer and former executive officers who would have been named executive officers except for the fact that they were no longer employed with us as of December 31, 2011 (collectively, the “named executive officers”).

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards (1) ($)	Option Awards (1) ($)		Non-Equity Incentive Plan Compensation(3) ($)	Non-Qualified Deferred Compensation Earnings ($)	All Other Compensation(4) ($)		Total ($)
Fred Cannon	2011	341,250	—	3,750,000	—		150,000	—	13,570		4,254,820
President and Chief	2010	299,987	—	—	1,960,343		118,800	—	8,881		2,387,921
Executive Officer
John H. Karnes	2011	219,777	—	750,000	6,620,130		150,000	—	7,983		7,747,890
Chief Financial Officer
W. Roger Lyle	2011	82,324	—	1,912,500	1,337,099		44,795	—	2,750		3,379,468
Senior Vice President of
Operations
John Kasbaum	2011	243,000	—	375,000	—		—	—	10,548		628,548
Senior Vice President of	2010	140,750	—	—	491,288		—	—	5,713		637,751
Commercial
Christopher A. Artzer	2011	227,817	—	—	1,598,460		75,000	—	6,860		1,908,137
Vice President, General
Counsel and Secretary
Former Executive Officers
T. Kevin DeNicola(2)	2011	23,609	—	—	—		—	—	—		23,609
Former Chief Financial	2010	235,686	—	—	—		—	—	903		236,589
Officer
William Coates(2)	2011	83,685	100,000	10,626,600	3,763,679		—	—	150,300	(5)	14,724,264	(6)
Former Chief Operating
Officer
Joseph Cappello(2)	2011	180,307	—	—	6,395,419	(5)	—	—	263,727	(7)	6,839,453	(6)
Former President of
International

(1)	The amounts shown under “Stock Awards” and “Option Awards” in the above table reflect the grant date fair value of these awards as determined in accordance with Financial Accounting Standards Board, or FASB ASC Topic 718, Compensation — Stock Compensation, excluding the effects of estimated forfeitures. We based the fair value of stock awards on the market price of the shares awarded on the grant date. We calculated the value of stock option awards using the Black-Scholes option-pricing model. See Note 14 to our consolidated financial statements in our Annual Report on Form 10-K for the year ended December 31, 2011. Please see the “— Grants of Plan-Based Awards Table” for more information regarding equity awards granted during fiscal year 2011. Awards for fiscal year 2011 were not subject to performance conditions.
(2)	Mr. DeNicola’s, Mr. Coates’ and Mr. Cappello’s employment with us terminated effective in January 2011, September 2011 and October 2011, respectively.
(3)	In lieu of cash bonuses for the year ended December 31, 2011, Messrs. Cannon, Karnes, Lyle and Artzer were awarded 15,974, 15,974, 4,771 and 7,987 fully vested shares of our Class A common stock. The value of these awards reflects achievement of performance objectives at 150% of target.
(4)	Consists of company 401(k) contributions and payment of insurance premiums.
(5)	Pursuant to the separation agreement described below under “—Potential Payments to Named Executive Officers Upon Termination or Change of Control,” we have paid Mr. Coates $116,667 in continued salary amounts. Upon being hired for employment with us, Mr. Coates received relocation benefits of $31,703.
(6)	All awards granted to Messrs. Coates and Cappello were unvested at the time of the termination of their respective employment with us, and were thus forfeited.

(7)	Pursuant to the separation agreement described below under “—Potential Payments to Named Executive Officers Upon Termination or Change of Control,” we made a lump sum severance payment of $150,000 to Mr. Cappello. Upon being hired for employment with us, Mr. Cappello received relocation benefits of $107,061.

GRANTS OF PLAN-BASED AWARDS FOR FISCAL YEAR 2011

The following table provides information concerning each grant of an award made to our named executive officers under any plan during our fiscal year ended December 31, 2011. No awards were granted to Mr. DeNicola, our former CFO, in 2011.

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards ($)	Estimated Future Payouts Under Equity Incentive Plan Awards ($)	All Other Stock Awards: Number of Shares of Stock or Units(1) (#)	All Other Option Awards: Number of Securities Underlying Options(2) (#)	Exercise or Base Price of Option Awards(3) ($/Sh)	Grant Date Fair Value of Stock and Option Awards(3) ($)
Fred Cannon	06/23/11	—	—	250,000	—	—	3,750,000
John H. Karnes	03/18/11	—	—	—	1,100,000	$1.98	6,620,130
	06/23/11	—	—	50,000	—	—	750,000
W. Roger Lyle	09/14/11	—	—	—	125,000	$15.30	1,337,100
	09/14/11	—	—	125,000	—	—	1,912,500
John Kasbaum	06/23/11	—	—	25,000	—	—	375,000
Christopher A. Artzer	03/18/11	—	—	—	265,600	$1.98	1,598,460
William Coates(4)	06/23/11	—	—	—	354,220	$15.00	3,763,694
	06/23/11	—	—	708,440	—	—	10,626,600
Joseph Cappello(4)	03/18/11	—	—	—	1,062,662	$1.98	6,395,419

(1)	Grants of 250,000 shares of restricted stock to Mr. Cannon and 50,000 shares of restricted stock to Mr. Karnes vest in eight equal semi-annual installments over four years from the applicable vesting commencement date, subject to the executive’s continued service. Grants of 125,000 restricted stock units to Mr. Lyle, 25,000 restricted stock units to Mr. Kasbaum and 708,440 restricted stock units to Mr. Coates vest in five equal annual installments, beginning on the first anniversary of the applicable vesting commencement date.
(2)	Grants of 1,100,000 options to Mr. Karnes, 265,600 options to Mr. Artzer and 1,062,662 options to Mr. Cappello vest in their entirety on the date that is five years from the grant date. Grants of 125,000 options to Mr. Lyle and 354,220 options to Mr. Coates vest as to 20% of the original number of shares on the first anniversary of the vesting commencement date and as to an additional 1/60th of the original number of shares each month thereafter until the fifth anniversary of the vesting commencement date, subject to continued service through each relevant vesting date. Awards granted to Messrs. Coates and Cappello were unvested at the time of the termination of their respective employment with us, and were thus forfeited. As described below under “— Potential Payments to Named Executive Officers Upon Termination or a Change in Control,” performance and retention agreements executed in March 2012 provide for accelerated vesting on the date of termination of all outstanding equity awards for each of Messrs. Cannon, Karnes, Kasbaum and Artzer, if the respective officer is terminated without cause or for good reason, including during a period following or in anticipation of a change in control of our company.
(3)	Reflects the grant date fair value of each award as determined in accordance with FASB ASC Topic 718, excluding the effects of estimated forfeitures. We based the fair value of stock awards on the market price of the shares awarded on the grant date. For awards granted after the completion of our June 2011 initial public offering, the fair value of stock awards was equal to the closing price of our Class A common stock on the Nasdaq Global Select Market on the grant date. We calculated the value of stock option awards using the Black-Scholes option-pricing model. See Note 14 to our consolidated financial statements in Annual Report on Form 10-K for the fiscal year ended December 31, 2011 for a discussion of the valuation assumptions used in the valuation of option awards. For a discussion of the valuation of 409A Options, see “Elements of Compensation for our Named Executive Officers – Equity Compensation” above.
(4)	Mr. Coates’ and Mr. Cappello’s employment with us terminated effective in September 2011 and October 2011, respectively. All awards granted to each of Messrs. Coates and Cappello were unvested at the time of the termination of their employment and therefore, in accordance with the terms of the awards, were forfeited.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END 2011

The following table sets forth information regarding outstanding equity awards held as of December 31, 2011 by our named executive officers. Each of Messrs. DeNicola, Coates and Cappello forfeited all of his respective outstanding unvested equity awards upon termination of his respective employment with us.

	Option Awards								Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable		Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Options (#) Unearned	Option Exercise Price ($)	Option Vesting Commencement Date	Option Expiration Date		Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested(1) ($)
Fred Cannon	3,085,720	(2)	—	719,979	0.0838	06/15/2008	04/22/2019	(3)	—		—
	1,170,470	(2)	—	713,533	1.98	06/01/2010	07/27/2020	(4)	—		—
	1,064,048	(2)	—	354,682	1.98	—	07/27/2020	(5)	—		—
	—		—	—	—	—	—		250,000	(6)	2,545,000
John H. Karnes	—		1,100,000	1,100,000	1.98	03/18/2011	12/31/2016	(7)	—		—
	—		—	—	—	—	—		50,000	(6)	509,000
W. Roger Lyle	—		32,675	32,675	15.30	09/14/2011	09/14/2021	(3)	—		—
			92,325	92,325	15.30	09/14/2011	09/14/2021	(3)	—		—
	—		—	—	—	—	—		125,000	(8)	1,272,500
John Kasbaum	560,000	(2)	—	391,999	1.98	06/01/2010	07/27/2020	(3)	—		—
	—		—	—	—	—	—		25,000	(8)	254,500
Christopher A. Artzer	—		265,600	265,600	1.98	03/18/2011	12/31/2016	(7)	—		—

(1)	Based on the closing price of our Class A common stock on the Nasdaq Global Select Market on December 30, 2011 ($10.18 per share).
(2)	Options granted under the amended and restated 2007 Stock Option/Stock Issuance Plan prior to 2011 allowed for the option to be exercised prior to vesting with the stock acquired on exercise being subject to certain transfer restrictions and repurchase rights of the Company at the lesser of fair market value or the exercise price, with such repurchase rights lapsing at such time as the underlying options would have vested.
(3)	Grants vest as to 20% of the original number of shares on the first anniversary of the vesting commencement date and as to an additional 1/60th of the original number of shares each month thereafter until the fifth anniversary of the vesting commencement date, subject to continued service through each relevant vesting date; additionally, options to purchase 685,712 shares granted to Mr. Cannon vested on the grant date. Options granted to Messrs. Cannon and Kasbaum were granted under our amended and restated 2007 Stock Option/Stock Issuance Plan. Options granted to Mr. Lyle were granted under our 2011 Long-Term Incentive Plan.
(4)	Grants vest in a series of 48 successive equal monthly installments upon Mr. Cannon’s completion of each additional month of service over a 48-month period measured from the vesting commencement date. If Mr. Cannon exercises options prior to vesting, the option shares initially will be unvested until such time as the underlying options would have vested and are subject to repurchase by us at the lower of the exercise price or the fair market value per share at the time of Mr. Cannon’s cessation of service. All options were granted under our amended and restated 2007 Stock Option/Stock Issuance Plan.
(5)	Grants vest upon achievement of three milestones determined by the Board of Directors, with 1/3rd of the shares vesting with each achievement. The first and second milestones have been achieved: the execution of the memorandum of understanding with the Mississippi Development Authority, which occurred in November 2010, and the execution of a commercially acceptable product offtake agreement, which was signed with Hunt Refining Company in February 2011. The third milestone, the mechanical completion of our initial-scale commercial production facility currently under construction in Columbus, Mississippi, has not yet been achieved.
(6)	Represents restricted stock units that vest in eight equal semi-annual installments, beginning on February 29, 2012, subject to the executive’s continued service.
(7)	Grants vest in a single installment on March 18, 2016 (the fifth anniversary of the grant date), subject to the executive’s continued service.

(8)	Represents restricted stock units that vest in five equal annual installments, beginning on June 23, 2012 for Mr. Kasbaum and September 14, 2012 for Mr. Lyle (in each case, the one-year anniversary of the respective grant date), subject to the respective executive’s continued service.

OPTION EXERCISES AND STOCK VESTED DURING FISCAL YEAR 2011

None of our named executive officers exercised options to purchase our common stock during 2011, and none of their restricted stock units or restricted stock awards vested during 2011.

Potential Payments to Named Executive Officers Upon Termination or a Change of Control

In March 2012, our compensation committee approved the Company’s entry into Performance and Retention Agreements with each of Messrs. Cannon, Karnes, Kasbaum and Artzer. The Performance and Retention Agreements provide that all outstanding equity awards granted to a respective executive pursuant to a Company equity or equity-based incentive plan prior to December 31, 2012 will become vested, exercisable in full and, where applicable, payable upon (i) the executive’s termination of his employment for good reason (as defined in the Performance and Retention Agreements) or the Company’s termination of the executive’s employment without cause (as defined in the Performance and Retention Agreements) (each such termination referred to in this summary as a “Qualifying Termination”), or (ii) the termination of the executive’s employment due to death or Disability (as defined in the Performance and Retention Agreement), subject to further compliance with the provisions described below.

In the event of acceleration of vesting and/or payment, equity awards that were intended to be qualified performance-based compensation under Section 162(m) of the Internal Revenue Code will be paid at the time provided in existing award documentation, subject only to the satisfaction of applicable performance goals and not to the executive’s continued service and without the exercise of any negative discretion under the existing award documentation. In the case of equity awards designed to be compliant with Section 409A of the Internal Revenue Code, (i) if granted on or prior to the effective date of the executive’s Performance and Retention Agreement, no accelerated payment shall apply (and only accelerated vesting shall apply) and (ii) if granted after the effective date of the executive’s Performance and Retention Agreement, payment of the equity award will be made on the 65th day following the executive’s Qualifying Termination or termination due to death or Disability unless the equity award provides for payment upon the executive’s “separation from service” (as defined in Section 409A of the Internal Revenue Code), in which case payment shall be made as so provided.

Accelerated vesting and/or payment of equity awards under the Performance and Retention Agreements are further subject to (i) the delivery by the executive (or the executive’s estate or other legal representative) of an executed release and waiver of claims against the Company, which release must be irrevocable and effective within 60 days after the date of the executive’s termination, (ii) compliance by the executive with a non-competition and a non-solicitation covenant for 12 months following the date of termination and (iii) compliance with a confidentiality covenant and a non-disparagement covenant at all times. In addition, if vesting or payment of an executive’s equity awards is accelerated by the terms of the Performance and Retention Agreement, the executive may not directly or indirectly transfer or dispose of any shares of Company common stock acquired through such acceleration, with such transfer restriction lapsing as to 25% of the accelerated shares on each three month anniversary of the date of the executive’s Qualifying Termination, death or Disability.

Notwithstanding the above, if a Qualifying Termination of the executive occurs within 12 months following the date of a change in control (as defined in the Performance and Retention Agreements) of the Company or in anticipation of a change in control that actually occurs, the acceleration and payment of the executive’s equity awards will not be subject to the executive’s delivery of a release, compliance with the covenants or the transfer restriction as described in the preceding paragraph.

The provisions of the Performance and Retention Agreements, including the acceleration of vesting and/or payment, supersede any contrary provision in any equity award documentation to the extent the Performance and Retention Agreement is more favorable to the executive. Disputes between the Company and the executive arising out of the Performance and Retention Agreement are to be settled by binding arbitration.

Prior to the entry into the Performance and Retention Agreements, each of these four named executive officers benefited from provisions in their respective offer letters providing for accelerated vesting of 100% of unvested options (50% in the case of Mr. Kasbaum) in the event that such executive was terminated without cause within 12 months following a change of control of the Company. The terms of the Performance and Retention Agreements superseded the acceleration provisions in the respective offer letters of Messrs. Cannon, Karnes, Kasbaum and Artzer.

The following table summarizes the value of the acceleration of equity awards of Messrs. Cannon, Karnes, Kasbaum and Artzer assuming they had been terminated on December 30, 2011 (the last business day of fiscal 2011) under various circumstances, assuming that the Performance and Retention Agreements had been in effect at such time. The terms of Mr. Lyle’s equity awards do not provide for acceleration, and Mr. Lyle has not executed a performance and retention agreement.

Executive Benefits and Payments Upon Termination	Voluntary Termination (No Good Reason)	Good Reason/ Involuntary Not for Cause Termination (including following or in anticipation of a Change in Control)	Involuntary For Cause Termination	Death or Disability
Fred Cannon	—	4,157,175	—	4,157,175
John H. Karnes	—	6,251,226	—	6,251,226
W. Roger Lyle	—	—	—	—
John Kasbaum	—	671,369	—	671,369
Christopher A. Artzer	—	1,345,612	—	1,345,612

Mr. Coates’ and Mr. Cappello’s employment with us terminated effective in September 2011 and October 2011, respectively. Under our separation agreement with Mr. Coates, we agreed to continue paying Mr. Coates’ salary amount for eleven months following separation, waive any right to recoup his signing bonus, provide COBRA continuation of health and dental benefits and reimburse $17,500 of expenses. Under our separation agreement with Mr. Cappello, we agreed to pay Mr. Cappello a lump sum payment of $150,000. Messrs. Coates and Cappello each agreed to non-disparagement provisions and to remain subject to his Proprietary and Confidential Information, Developments, Noncompetition and Nonsolicitation Agreement and each executed a waiver and release of any claims against us.

Except for the arrangements with Messrs. Coates and Cappello described above, none of our named executive officers have any agreements with respect to severance payments.

401(k) Retirement Plan

We maintain a 401(k) retirement plan that is intended to be a tax-qualified defined contribution plan under Section 401(k) of the Internal Revenue Code. Contributions to the 401(k) retirement plan are not taxable to employees until withdrawn from the plan. Each participant may elect to contribute a portion of his or her pre-tax compensation to the plan, up to the statutory maximum that was $16,500 for each of 2010 and 2011. We currently match 100% of employees’ contributions up to 3% of base salary, and we match 50% of any additional employee contributions up to 5% of base salary, for a total matching of a maximum of 4% of base salary.

Indemnification Agreements

We have entered into customary indemnification agreements with our directors, executive officers and certain employees. The indemnification agreements and our amended and restated certificate of incorporation and bylaws require us to indemnify our directors and officers to the fullest extent permitted by Delaware law.

EQUITY COMPENSATION PLANS

Information concerning our equity compensation plans at December 31, 2011 is as follows:

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights (a)	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights(1) (b)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a)) (c)
Equity compensation plans approved by security holders	13,780,985	$1.71	9,749,086	(2)
Equity compensation plans not approved by security holders	—	—	—

Total	13,780,985	$1.71	9,749,086

(1)	This weighted-average exercise price does not reflect the shares issuable upon settlement of outstanding grants of restricted stock or restricted stock units.
(2)	Consists of shares reserved for issuance for future awards under our 2011 Long-Term Incentive Plan. No shares are reserved for future issuance under our amended and restated 2007 Stock Option/Stock Issuance Plan other than shares issuable upon exercise of equity awards outstanding under such plan.

SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN BENEFICIAL OWNERS

The following table sets forth information with respect to the beneficial ownership of our Class A common stock and Class B common stock as of May 14, 2012 by:

•

each person who is known by us, based solely on statements filed by such persons pursuant to Section 13(d) or 13(g) or Section 16 of the Securities Exchange Act of 1934, as amended, or the Exchange Act, to beneficially own 5% or more of our outstanding Class A common stock or Class B common stock;

•

our President and Chief Executive Officer, our Chief Financial Officer and the six other executive officers and former executive officers whose names appear in the “Summary Compensation Table” (our “named executive officers”);

•	each of our current directors and nominees for director; and

•	all of our executive officers and directors as a group (16 persons)

We have determined beneficial ownership in accordance with the rules of the SEC. Under these rules, beneficial ownership includes any shares as to which a person or entity has sole or shared voting power or investment power. These rules also provide that a person or entity below beneficially owns any shares issuable upon the exercise of stock options, warrants or other rights held by such person or entity that were exercisable on or within 60 days of May 14, 2012. Except as otherwise indicated, to our knowledge the persons and entities listed below have sole voting and investment power with respect to all shares of our common stock beneficially owned by them, except to the extent this power may be shared with a spouse. Unless otherwise indicated, the address of each stockholder listed below is 13001 Bay Park Road, Pasadena, Texas 77507.

In computing the number of shares of common stock beneficially owned by a person or entity and the percentage ownership of that person or entity, we deemed outstanding shares of common stock subject to options or warrants held by that person or entity that are currently exercisable or exercisable within 60 days of May 14, 2012. We did not deem these shares outstanding for the purpose of calculating the percentage ownership of any other person or entity.

As of May 14, 2012, the Company had issued and outstanding 43,546,279 shares of Class A common stock and 60,772,526 shares of Class B common stock.

	Class A Common Stock(1)			Class B Common Stock(2)		% of Total
	Shares	%		Shares	%	Voting Power
5% Stockholders
Entities affiliated with Khosla Ventures(3)	10,941,064	25.1%		46,259,738	76.1%	72.7%
Entities affiliated with Artis Capital Management, L.P.(4)	17,528,383	40.3%		—	—	2.7%
Entities affiliated with Alberta Investment Management Corporation(5)	8,598,875	19.7%		—	—	1.3%
BIOeCON B.V.(6)	—	—		13,191,838	21.7%	20.3%
Directors and Executive Officers
Fred Cannon(7)	1,582,589	3.6%		3,461,238	5.7%	5.3%
John Karnes(7)(8)	58,969		*	—	—	*
T. Kevin DeNicola(9)	—	—		—	—	—
W. Roger Lyle(7)	3,229		*	—	—	*
John Kasbaum(7)	216,767		*	—	—	*
Christopher A. Artzer(7)	5,418		*	—	—	*
William K. Coates(9)	—	—		—	—	—
Joseph S. Cappello(9)	—	—		—	—	—
Ralph Alexander(7)	11,546		*	—	—	*
Jagdeep Singh Bachher(10)	8,561,143	19.7%		—	—	1.3%
Samir Kaul(11)	—	—		—	—	—
Paul O’Connor(12)	—	—		13,191,838	21.7%	20.3%
David J. Paterson	—	—		—	—	—
Condoleezza Rice(8)	223,500		*	—	—	*
William Roach(7)	80,805		*	—	—	*
Gary L. Whitlock(7)	57,718		*	—	—	*
Executive officers and directors as a group (16 persons)(7)	10,823,886	24.9%		16,653,076	27.4%	26.1%

*	Less than one percent.
(1)	Class A common stock has a voting right of one vote per share.
(2)	Class B common stock has a voting right of 10 votes per share.
(3)	Includes (A) 42,449,224 shares of Class B common stock held by Khosla Ventures II, L.P. (“Khosla II”), 3,330,514 shares of Class B common stock held by members or affiliates of members of Khosla Ventures Associates II, LLC (“KVA II”), (B) 480,000 shares of Class B common stock held by Khosla Ventures III, L.P. (“Khosla III”), (C) 9,409,935 shares of Class A common stock held by Khosla III, (D) 1,125,000 shares of Class A common stock held by KFT Trust (Vinod Khosla, Trustee), and (E) exercisable warrants to purchase 406,129 shares of Class A common stock, issued in connection with our Loan and Security Agreement dated January 26, 2012, held by KFT Trust (Vinod Khosla, Trustee). Vinod Khosla is the managing member of VK Services, LLC (“VK Services”). VK Services is the manager of each of KVA II and Khosla Ventures Associates III, LLC (“KVA III”). KVA II is the general partner of Khosla II and KVA III is the general partner of Khosla III. The members or affiliates of members of KVA II who directly hold shares of Class B common stock have granted Khosla II voting and investment power with respect to such shares. Vinod Khosla, VK Services, KVA II and KVA III may be deemed to have indirect beneficial ownership of the shares held by Khosla II, members or affiliates of members of KVA II and Khosla III, as applicable. Vinod Khosla, VK Services and KVA II disclaim beneficial ownership of the shares held by Khosla II and members or affiliates of members of KVA II, except to the extent of their respective pecuniary interests therein. Vinod Khosla, VK Services and KVA III disclaim beneficial ownership of the shares held by Khosla III, except to the extent of their respectively pecuniary interests therein. Mr. Khosla and his spouse are the trustees of KFT Trust. Mr. Khosla may be deemed to possess voting and investment control over such shares, and to have indirect beneficial ownership of such shares. Mr. Khosla disclaims beneficial ownership of the shares held by KFT Trust except to the extent of his pecuniary interest therein. The address for Mr. Khosla and these entities is 3000 Sand Hill Road, Building 3, Suite 170, Menlo Park, CA 94025.
(4)	The address for each of these entities is c/o Artis Capital Management, L.P., One Market Plaza, Steuart Street Tower, Suite 2700, San Francisco, California 94105.
(5)	Includes (A) 2,795,395 shares of Class A common stock and an exercisable warrant to purchase 291,601 shares of Class A common stock issued in connection with our Loan and Security Agreement dated January 26, 2012 held by 1538731 Alberta Ltd. and (B) 4,991,221 shares of Class A common stock and an exercisable warrant to purchase 520,658 shares of Class A common stock issued in connection with our Loan and Security Agreement dated January 26, 2012 held by 1538716 Alberta Ltd. The address for each of these entities is c/o Alberta Investment Management Corporation, 1100-10830 Jasper Avenue, Edmonton, AB, Canada T5J 2B3. AIMCo disclaims beneficial ownership of the Company’s shares reported herein in which AIMCo has no actual pecuniary interest.
(6)	The address of BIOeCON B.V. is Hogebrinkerweg 15 e, 3871 KM Hoevelaken, the Netherlands.
(7)	27,492,490 shares beneficially owned includes the following shares that are subject to options that were exercisable on, or become exercisable within 60 days of, May 14, 2012.

Name of Beneficial Owner	Shares Subject to Options Exercisable within 60 days of May 14, 2012
Ralph Alexander	11,546
Christopher A. Artzer	—
Fred Cannon	3,835,934
John Karnes	—
John Kasbaum	214,667
W. Roger Lyle	—
William Roach	80,805
Gary L. Whitlock	57,718

Total	4,200,670

(8)	Includes shares of restricted stock granted pursuant to equity awards. Pursuant to the terms of the applicable incentive plan and the agreements underlying such awards, the recipients may vote such shares prior to vesting, and may therefore be deemed to have beneficial ownership of such shares.
(9)	Mr. DeNicola (our former Chief Financial Officer), Mr. Coates (our former Chief Operating Officer) and Mr. Cappello (our former President of International) terminated their employment with us effective in January 2011, September 2011 and October 2011, respectively. Following termination of his employment, Mr. DeNicola forfeited vested options to purchase shares of our Class B common stock pursuant to the terms of such options. All of the respective equity awards of Messrs. Coates and Cappello were unvested at the times such respective officers’ employment with us terminated, and such awards were forfeited pursuant to their terms.
(10)	Dr. Bachher, one of our directors, is Deputy Chief Investment Officer of AIMCo and as such may be deemed to have voting and investment power with respect to shares held by entities affiliated with AIMCo. Dr. Bachher disclaims beneficial ownership of all of these shares. The address for Dr. Bachher and these entities is 1100-10830 Jasper Avenue, Edmonton, AB, Canada T5J 2B3.
(11)	Mr. Kaul, one of our directors, is a member of KVA II and KVA III, the general partner of Khosla II and Khosla III, respectively. Mr. Kaul has no voting or investment power with respect the shares of our common stock beneficially owned by these entities. Mr. Kaul disclaims beneficial ownership of such shares except to the extent of his pecuniary interest therein, including 1,408,020 shares of Class B common stock held by The Kaul Family Trust Dated July 20, 2009 and 504,000 shares of Class B common stock held in trusts for the benefit of Mr. Kaul’s children. Mr. Kaul is the trustee of The Kaul Family Trust Dated July 20, 2009, and each of Mr. Kaul, Mr. Kaul’s wife and Mr. Kaul’s father are trustees of the trusts for the benefit of Mr. Kaul’s children, but Khosla II has been granted voting and investment control over such shares. The address for Mr. Kaul and these entities is 3000 Sand Hill Road, Building 3, Suite 170, Menlo Park, CA 94025.
(12)	Paul O’Connor, one of our directors and stockholders, is the founder, an indirect controlling stockholder and Director of Science and Technology of BIOeCON B.V. As such, he may be deemed to have voting and investment power over the shares held by BIOeCON B.V. The address for Mr. O’Connor and BIOeCON B.V. is Hogebrinkerweg 15 e, 3871 KM Hoevelaken, the Netherlands.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

Since January 1, 2011, we have entered into the following transactions and contractual arrangements with our officers, directors and principal stockholders. Prior to our initial public offering, we did not have formal policies and procedures regarding the review and approval of related person transactions, however, all transactions outside of the ordinary course of business between us and any of our officers, directors and principal stockholders were approved by our Board of Directors. In connection with our initial public offering, our Board of Directors adopted a written policy that requires our audit committee to review on an annual basis all transactions with related persons, or in which a related person has a direct or indirect interest, and to determine whether to ratify or approve the transaction after consideration of the related person’s interest in the transaction and other material facts. We believe that the terms of the arrangements and agreements below are at least as favorable as they would have been had we contracted with an unrelated third person.

Equity Financings

In April 2011, we issued and sold an aggregate of 11,219,908 shares of our Series C convertible preferred stock at $4.902 per share for an aggregate purchase price of approximately $55.0 million, of which 3,059,976 shares were issued to entities affiliated with Khosla Ventures. Although none of our executive officers or directors purchased Series C convertible preferred stock, pursuant to a voting agreement last amended and restated on April 21, 2011, Khosla Ventures had a representative, Samir Kaul, serving on our Board of Directors at the time the Series C convertible preferred stock was purchased. Mr. Kaul may have been considered to beneficially own any Series C convertible preferred stock purchased by the entities with which he is affiliated. Mr. Kaul disclaims beneficial ownership of these securities.

Stockholder Agreements

We have entered into an investors’ rights agreement with the purchasers of our convertible preferred stock and certain holders of common stock and warrants to purchase our convertible preferred stock, including entities with which certain of our directors are affiliated. The investors’ rights agreement grants certain registration rights.

Loan and Security Agreement

In January 2012, we entered into a loan and security agreement with 1538731 Alberta Ltd. (“Alberta 1538731”) as agent and lender, 1538716 Alberta Ltd. (“Alberta 1538716” and collectively with Alberta 1538731, the “Alberta Lenders”) and KFT Trust, Vinod Khosla, Trustee (“Khosla” and collectively with the Alberta Lenders, hereinafter, the “Lenders”). Pursuant to the loan and security agreement, the Alberta Lenders have made a term loan to us in the principal amount of $50 million and Khosla has made a term loan to us in the principal amount of $25 million (together, the “Loan Advance”). The Loan Advance bears interest at a rate of 16.0% per annum.

We agreed to pay interest on the Loan Advance in arrears on the first day of each month, beginning March 1, 2012. We may elect payment of paid-in-kind interest, instead of cash interest, during the first twelve months during which the Loan Advance is outstanding. For paid-in-kind interest, the interest is added to the principal balance of the loan. We elected payment of paid-in-kind interest on March 1, 2012, April 1, 2012 and May 1, 2012, which added an additional $3.2 million principal amount to the Loan Advance. As of May 1, 2012, the principal balance of the loan was $78.2 million.

We also agreed to pay the Lenders an end of term charge equal to the sum of $6,750,000 plus 9% of the aggregate amount of all interest paid-in-kind (instead of cash interest) upon the earlier to occur of the maturity of the Loan Advance, prepayment in full of the Loan Advance, or when the Loan Advance becomes due and payable upon acceleration. We are amortizing the end of charge term to interest expense and increasing the liability for the end of term charge over the life of the loan. We amortized and accrued approximately $369,000 as of March 31, 2012, which is included in the principal balance of the loan.

Pursuant to the Loan and Security Agreement, we issued the Lenders warrants, each of which we refer to as an Initial Warrant, to purchase an aggregate of 1,161,790 shares of our Class A common stock, subject to certain anti-dilution adjustments, at an exercise price of $11.62 per share, which was the consolidated closing bid price for our Class A common stock on January 25, 2012. The Initial Warrants were issued as partial consideration for the Lenders’ entry into the Loan and Security Agreement and will expire 7 years from the date of the grant. Each Initial Warrant may be exercised by payment of the exercise price in cash or on a net issuance basis.

In addition, we may be obligated to issue each Lender one or more additional warrants to purchase shares of our Class A common stock if we elect payment of paid-in-kind interest on the outstanding principal balance of the Loan Advance for any month, which we refer to as the PIK Warrants. Except as described below, the number of shares of our Class A common stock underlying the PIK Warrants (assuming no net issuance) is an amount equal to 18% of the amount of interest paid-in-kind divided by the average closing price of our Class A common stock over the 5 consecutive trading days ending on, but excluding, the day such interest was due, which we refer to as the Average Market Price. The per share price of the PIK Warrants will be such Average Market Price, notwithstanding the foregoing, the Average Market Price is less than $11.62 per share of our Class A common stock (subject to adjustment for stock splits, combinations and the like), which we refer to as the Warrant Floor Price, on the date the interest in kind on the outstanding principal balance of the Loan Advance is due and payable for such month, then (x) the initial per share exercise price for such PIK Warrant issued to such Lender shall be equal to the Warrant Floor Price and (y) the number of shares of Class A common stock underlying such PIK Warrant (assuming no net issuance) issued to such Lender shall be increased to a number of shares of Class A Common Stock (determined pursuant to the mutual agreement of us and such Lender) that would cause the fair market value of such PIK Warrant to be no less than the fair market value of the PIK Warrant that would have been issued had we issued such warrants with an exercise price equal to the Average Market Price. The PIK Warrants will be issued as partial consideration for the Lenders’ entry into the Loan and Security Agreement and will expire 7 years from the 18 month anniversary of the closing date of the Loan and Security Agreement. The number of shares for which each PIK Warrant is exercisable and the associated exercise price is subject to certain anti-dilution adjustments. Each PIK Warrant may be exercised by payment of the exercise price in cash or on a net issuance basis. The Initial Warrants and any PIK Warrants obligate us to file a registration statement covering the resale of such warrants and the shares of our Class A common stock issuable upon exercise of such warrants as soon as we become eligible to use Form S-3. Including the PIK Warrants, the Lenders own warrants to purchase an aggregate of 1,218,388 shares of our Class A common stock as of May 14, 2012.

Jagdeep Singh Bachher, one of our directors, is Deputy Chief Investment Officer of Alberta Investment Management Corp., which we also refer to as AIMCo. AIMCo, whose sole stockholder is the Province of Alberta, Canada, is an institutional investment fund manager whose clients include certain pension, endowment and government funds in the Province of Alberta. Certain clients of AIMCo own the Alberta Lenders. Vinod Khosla is the managing member of VK Services, LLC which is the manager of KVA II and KVA III. KVA II and KVA III are the general partners of Khosla II and Khosla III, respectively, who are our stockholders. Certain shares of our Class A common stock are held by an entity affiliated with Mr. Khosla, and Mr. Khosla may be deemed to have indirect beneficial ownership of such shares. As a result, Mr. Khosla may be deemed to possess voting and investment control over (and indirect beneficial ownership of) more than 60% of the outstanding shares of Class A common stock of the Company. Mr. Kaul is also a member of KVA II and KVA III.

PROPOSAL 2

ADVISORY RESOLUTION TO APPROVE EXECUTIVE COMPENSATION

In accordance with Section 14A of the Exchange Act and the related rules of the SEC, we are providing our stockholders with the opportunity to vote on a non-binding, advisory resolution on the compensation of our named executive officers at the 2012 Annual Meeting of Stockholders. This item, commonly referred to as a “say-on-pay” vote, provides you, as a stockholder, the opportunity to express your views regarding the compensation of our named executive officers as disclosed in this proxy statement.

We encourage you to review the discussion and information presented in “Compensation Discussion and Analysis” and “Executive Compensation,” including the compensation tables and the other narrative discussion in this proxy statement, in considering how to cast your vote.

We believe our success depends, among other things, on our ability to:

•	attract and retain a management team with the combined experience, knowledge and skills necessary to commercialize our cellulosic gasoline and diesel;

•	incentivize our management team to achieve our strategic objectives; and

•	create long-term stockholder value by aligning the financial interests of our management team with those of our stockholders.

Since our inception in 2007, our compensation philosophy has been directed at achieving these objectives and rewarding the creation of long-term stockholder value while prudently managing our capital resources and expenses as a development stage, pre-revenue company.

The Board of Directors is asking stockholders to approve the following non-binding, advisory resolution at the annual meeting:

“RESOLVED, that the stockholders of KiOR, Inc. (the “Company”) approve, on an advisory basis, the compensation of the Company’s named executive officers, as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the compensation tables and the other narrative discussion in the proxy statement for the 2012 Annual Meeting of Stockholders of the Company.”

As an advisory resolution, our stockholders’ vote on this proposal is not binding on the Board of Directors or us. The Board of Directors could, if it concluded it was in our best interests to do so, choose not to follow or address the outcome of the advisory resolution. Decisions regarding the compensation and benefits of our named executive officers remain with our Board of Directors and the compensation committee. However, we expect that our compensation committee will review the voting results on this proposal and give consideration to the outcome when making future decisions regarding compensation of our named executive officers.

Approval of the proposal, on a non-binding advisory basis, requires the affirmative vote of holders of at least a majority of the votes cast at the annual meeting in person or by proxy. Broker non-votes will not count as votes cast with respect to this proposal. Abstentions will have no effect on the outcome of this proposal.

Board Recommendation

The Board of Directors recommends a vote “FOR” the approval of the advisory resolution on executive compensation.

PROPOSAL 3

ADVISORY VOTE ON THE FREQUENCY OF ADVISORY RESOLUTIONS TO APPROVE EXECUTIVE COMPENSATION

This proposal, commonly known as a “say-on-frequency” proposal, provides our stockholders with the opportunity to cast an advisory vote on whether we should submit to stockholders an advisory resolution on executive compensation (such as Proposal 2) annually, every two years or every three years.

The Board of Directors has determined that an advisory resolution on executive compensation that is submitted to stockholders every year is the most appropriate alternative for the Company and, therefore, the Board recommends that you vote in favor of an annual advisory resolution on executive compensation. This recommendation is based on our belief that an annual advisory resolution on executive compensation will provide stockholders with a frequent and consistent opportunity to express their views on our executive compensation as disclosed in our annual proxy statements. Our long-term strategy of commercializing our cellulosic gasoline and diesel is best supported by a compensation program that considers our performance over longer periods of time. Accordingly, the Board encourages stockholders to consider our executive compensation practices and the results we achieve over a multi-year horizon. Nonetheless, the Board believes that an annual advisory resolution on executive compensation will allow our compensation committee to take our stockholders’ views into account more quickly than a less frequent vote would allow and to evaluate changes in our stockholders’ views over time as our executive compensation program evolves.

As an advisory vote, this proposal is not binding upon us or the Board of Directors and the Board of Directors could, if it concluded it was in our best interests to do so, choose not to follow or implement the outcome of the advisory vote. However, in setting the agenda for future stockholder meetings, we expect that the Board of Directors will review voting results on this proposal and give due consideration to the outcome. In future years, the Board could also recommend to stockholders that an advisory resolution on executive compensation be submitted to stockholders less frequently than annually.

Approval of the proposal to submit to stockholders an advisory resolution on executive compensation every year requires the affirmative vote of holders of at least a majority of the votes cast at the annual meeting in person or by proxy. If none of the alternatives (every year, every two years or every three years) receive a majority vote, we will consider the alternative with the highest number of votes cast to be the alternative that has been selected by our stockholders.

Board Recommendation

The Board of Directors recommends that future advisory resolutions on executive compensation be submitted to stockholders every year.

PROPOSAL 4

APPROVAL OF THE KiOR, INC. 2012 EMPLOYEE STOCK PURCHASE PLAN

The Board of Directors has approved an Employee Stock Purchase Plan (the “ESPP”), subject to stockholder approval at the 2012 Annual Meeting of Stockholders. All employees, including executive officers (other than 5% owners of the Company), are eligible to participate in the ESPP. If approved by stockholders, employees may purchase shares of our Class A common stock through payroll deductions at a discount of up to 15% of market value. The offering periods under the proposed ESPP are generally six months in duration. Employees are limited to a maximum payroll deduction of up to 10% of eligible compensation and may not purchase more than $25,000 in shares each calendar year under the ESPP. A total of 3,500,000 shares of the Company’s Class A common stock have been reserved for issuance under the ESPP.

The ESPP was established to provide eligible employees with an opportunity to increase their proprietary interest in the success of the Company by purchasing stock from the Company at a discount and to pay for such purchases through payroll deduction. The ESPP is intended to qualify for favorable tax treatment under Section 423 of the Internal Revenue Code. The summary does not purport to be a complete description of all the provisions of the ESPP, which is attached hereto as Appendix A.

Administration

The compensation committee of the Board of Directors (the “committee”) acts as the administrator of the ESPP and has the authority to interpret and resolve any ambiguities in the terms of the ESPP. The committee has the right to delegate its administrative responsibilities under the ESPP.

Eligibility; Price of Shares; Stock Purchases

Employees—including executive officers—are eligible to participate in the ESPP. Employees whose customary employment is for 20 hours or less per week or five or fewer months per calendar year are not eligible to participate. As of May 4, 2012, there are approximately 185 employees eligible to participate in the ESPP.

An employee may not participate in the ESPP if, immediately after electing to purchase stock, the employee would own stock of the Company (including stock the employee may purchase under outstanding options) representing 5% or more of the total combined voting power or value of all classes of stock of the Company. In addition, an employee may not purchase stock with a fair market value in excess of $25,000 per calendar year.

Under the ESPP, each calendar year is divided into “offering periods.” Each offering period will consist of a six-month period commencing on January 1 or July 1. If the ESPP is approved by the stockholders, the initial offering period will commence on July 1, 2012.

Prior to each offering period, an eligible employee may elect to purchase stock under the ESPP by payroll deduction. The employee will designate the percentage, up to a maximum of 10%, of eligible compensation (as defined under the ESPP) to be withheld and applied to the purchase of stock as of the last trading day of the offering period. Subject to the ESPP rules and the committee’s consent, an employee may reduce (but not increase) the contribution percentage during the offering period.

At the end of each offering period, the Company will apply the amount contributed by the employee during that period to the purchase of shares of Class A common stock. Generally, the purchase price will be equal to 85% (or such other percentage that is not lower than 85% as designated by the committee prior to the commencement of an offering period) of the market price of common stock on the last trading day of the offering period.

Withdrawal from the ESPP; Termination of Employment

Participants may withdraw from the ESPP at any time up to close of business on the last month of an offering period. As soon as practicable after withdrawal, payroll deductions will cease and all amounts credited to the participant’s account will be refunded in cash, without interest. A participant who has withdrawn from the ESPP will not participate in future offering periods unless he or she re-enrolls pursuant to the ESPP’s rules. Termination of a participant’s status as an eligible employee is treated as an automatic withdrawal from the ESPP.

Amendment and Termination

The ESPP may be amended or terminated at any time by the Board of Directors. The committee also may amend the ESPP to comply with applicable rules and regulations or to facilitate the administration of the ESPP provided that the amendment does not materially increase the cost of the ESPP. An amendment to the ESPP shall require stockholder approval only to the extent required by applicable laws, regulations or rules.

Effect of Certain Reorganization Events

In the event of a reorganization event (as defined under the ESPP), the committee may take certain actions with respect to the ESPP as the committee deems appropriate and as are provided under the terms of the ESPP.

Tax Consequences

The ESPP is intended to be a tax-qualified “employee stock purchase plan” under Section 423 of the Internal Revenue Code, which qualifies for favorable tax treatment. A participant does not have to pay taxes until he or she sells or otherwise disposes of shares purchased under the ESPP. A participant will not have to pay income or employment tax upon the purchase of Company stock at a discount. The participant will, however, have a taxable event upon the sale or disposition of the shares. A participant’s federal income tax liability will depend on whether he or she makes a qualifying or disqualifying disposition of the purchased shares. A qualifying disposition occurs if the participant held the shares for more than two years after the start date of the offering period in which he or she purchased the shares. A disqualifying disposition is any sale or other disposition that occurs before the two-year holding period is satisfied.

If the participant makes a qualifying disposition and if shares purchased under the ESPP are sold at a gain, the participant will report ordinary income from the sale in an amount equal to the lesser of:

•	the fair market value of the shares on the date of the qualifying disposition, minus the purchase price paid for those shares; or

•

the discount on the shares based on the discount percentage for the offering period during which the shares were purchased and the fair market value of the shares on the last trading day before the start of such offering period.

Any additional gain recognized on disposition will be long-term capital gain. If the fair market value of the shares on the date of the qualifying disposition is less than the purchase price paid for the shares, there will be no ordinary income, and any loss will be recognized as a capital loss.

If the participant makes a disqualifying disposition, the participant will have ordinary income equal to the discount received on the purchase of the shares. This amount will be reported in the participant’s Form W-2 as wage income. Any additional gain or loss recognized on disposition will be short-term or long-term capital gain or loss, depending on the length of time the participant held the stock after purchase of the shares.

The amount that a participant elects to have deducted from his or her compensation for the purchase of shares under the ESPP is taxable wages and is subject to withholding at the time it would have otherwise been received by the participant.

The Company is not subject to any tax consequences due to the offering of Class A common stock under the ESPP. In addition, in general, the Company is not subject to any tax consequences due to the purchase or the sale of Class A common stock acquired under the ESPP. However, the Company will generally be entitled to a business-expense deduction for any ordinary compensation income recognized by a participant who makes a disqualifying disposition.

New Plan Benefits

The future benefits or amounts that will be received by or allocated to the officers and employees of the Company and our subsidiaries if the KiOR, Inc. 2012 Employee Stock Purchase Plan is approved by our stockholders are not presently determinable because the number of shares to be issued to these individuals will vary depending upon the level of payroll deductions selected by eligible employees and the future price of our common stock.

Required Vote

Approval of the proposal requires the affirmative vote of holders of at least a majority of the voting power of the common stock present at the annual meeting in person or by proxy. Abstentions will have the same effect as a vote AGAINST the proposal.

Board Recommendation

The Board of Directors recommends a vote “FOR” the approval of the KiOR, Inc. 2012 Employee Stock Purchase Plan.

PROPOSAL 5

APPROVAL OF THE AMENDMENT AND RESTATEMENT OF

THE KiOR, INC. 2011 LONG-TERM INCENTIVE PLAN

The Board of Directors has approved the amendment and restatement of the KiOR, Inc. 2011 Long-Term Incentive Plan (the “Plan”) to allow for awards to be made to consultants of the Company and its subsidiaries, subject to stockholder approval at the 2012 Annual Meeting of Stockholders. The only changes being made in the amendment and restatement of the Plan are (1) the expansion of the eligible class of participants from employees and directors to include consultants, (2) the increase in the maximum number of shares related to or exercisable for awards to an individual from 500,000 to 2,000,000 and the change in this limit to a calendar year limit and (3) the addition of a per person cash award limit of $4,000,000 per calendar year. Approval of the Plan by our stockholders will allow performance-based awards to be made to certain of our officers that will qualify as performance-based compensation deductible under Section 162(m) of the Internal Revenue Code.

The following summary describes the principal features of the Plan, the amendment and restatement of which is under consideration. The summary does not purport to be a complete description of all the provisions of the Plan, which is attached hereto as Appendix B.

Objectives. The Plan is designed to attract and retain officers, employees, directors and consultants of the company and its subsidiaries, to encourage the sense of proprietorship of such persons, to stimulate the active interest of such persons in our development and financial success and to provide them with additional incentive and reward opportunities designed to enhance our profitable growth. These objectives are to be accomplished by making awards under the Plan and thereby providing participants with a proprietary interest in our growth and performance.

Eligibility. All employees, directors and consultants of the company are eligible for awards under the Plan. The compensation committee of our Board of Directors will select the participants from time to time for the grant of awards.

Shares Available for Awards. Awards representing 10,098,183 shares of Class A common stock will be available for awards granted, wholly or in part (including rights or options which may be exercised for or settled in common stock), under the Plan. The maximum number of shares related to or exercisable for awards to an individual during a calendar year will be 2,000,000 and the maximum cash award that can be awarded to an individual during a calendar year will be $4,000,000. All shares of Class A common stock available for awards under the Plan may be the subject of incentive stock options.

Our Board of Directors may make certain adjustments to the terms of outstanding awards and the number of shares available under the Plan, cancel awards for cash or exchange awards in the event of any subdivision or consolidation of outstanding shares of Class A common stock or declaration of a dividend payable in shares of common stock or capital reorganization or reclassification or other transaction involving an increase or reduction in the number of outstanding shares of Class A common stock, our consolidation or merger with another corporation or entity, our adoption of a plan of exchange affecting the common stock, any distribution to holders of common stock of securities or property (other than normal cash dividends or dividends payable in common stock) or our acquisition of property or stock, separation, reorganization or liquidation.

Shares subject to awards under the Plan that are forfeited, terminated or expire unexercised will again become available for awards under the Plan.

Administration. The Plan will be administered by our compensation committee. The compensation committee will have full and exclusive power to interpret the Plan and to adopt such rules, regulations and guidelines for carrying out the Plan as they may deem necessary or proper, all of which powers shall be exercised in our best interests and in keeping with the objectives of the Plan. The compensation committee may amend or modify any award in any manner that is not adverse to the participant or to which the participant consents. Any decisions of the compensation committee in the interpretation and administration of the Plan will lie within its sole and absolute discretion and will be final, conclusive and binding on all parties concerned. The compensation committee may delegate to our senior officers certain duties under the Plan.

Awards. At the discretion of the compensation committee, awards may be in the form of (1) stock options, representing rights to purchase a specified number of shares of Class A common stock at a specified price, (2) stock appreciation rights, representing rights to receive a payment, in cash or Class A common stock, equal to the excess of the fair market value or other specified value of a number of shares of Class A common stock on the rights’ exercise date over a specified strike price, (3) grants of restricted or unrestricted Class A common stock, (4) grants of units denominated in Class A common stock, (5) grants denominated in cash, (6) grants of any of the above awards subject to the attainment of one or more performance goals, and (7) grants of performance stock units, representing the right to receive Class A common stock upon the attainment of certain performance goals. The compensation committee will determine the type or types of awards to be made to each participant under the Plan and the terms, conditions and limitations applicable to each such award. Each award will be embodied in an award agreement or other communication containing such terms, conditions and limitations as determined by the compensation committee in its sole discretion. Except in connection with a change in our capitalization, no stock option or stock appreciation right may be repriced, replaced, regranted through cancellation or modified without stockholder approval if the effect would be to reduce the exercise price for the shares underlying such award.

The following is a brief description of these awards:

Stock Options. An award may consist of a right to purchase a specified number of shares of common stock at a price specified by the compensation committee in the award agreement or otherwise. A stock option awarded to an employee may be in the form of an incentive stock option, which in addition to being subject to applicable terms, conditions and limitations established by the compensation committee, complies with Section 422 of the Internal Revenue Code, or in the form of a non-qualified option. A stock option awarded to a director or consultant may only be in the form of a non-qualified option. The option price will not be less than the fair market value of our Class A common stock on the date of grant. Payment may be made in cash or shares of Class A common stock, or by surrendering all or part of that or any other award, valued at fair market value (as defined in the Plan) on the date of exercise, or any combination thereof. Certain restrictions may apply in the event shares of restricted stock are tendered as consideration for the exercise price of a stock option.

Stock Appreciation Rights. A stock appreciation right, or SAR, consists of a right to receive a payment, in cash or Class A common stock, equal to the excess of the fair market value or other specified valuation of a specified number of shares of Class A common stock on the date the SAR is exercised over a specified strike price as set forth in the award agreement. The strike price will not be less than the fair market value of our Class A common stock on the date of grant. The compensation committee is authorized to determine the terms and conditions of SAR grants, subject to certain limitations.

Stock Award. A stock award consists of an award of Class A common stock. All or part of any stock award may be subject to conditions and limitations established by the compensation committee and set forth in the award agreement, including vesting and other restrictions. Such conditions may include continuous service with us. The certificates evidencing shares of Class A common stock issued in connection with a stock award may contain appropriate legends and restrictions describing the terms and conditions of the restrictions applicable to the shares.

Restricted Stock Unit Award. A restricted stock unit award consists of a unit evidencing the right to receive one share of Class A common stock or equivalent value in cash. All or part of a restricted stock unit award will be subject to conditions and limitations established by the compensation committee and set forth in the award agreement. Such conditions may include continuous service with us. The compensation committee may permit dividend equivalents to be paid with respect to restricted stock units.

Cash Awards. The compensation committee may also provide for cash awards, with the amount of the eventual payment subject to future service and such other restrictions and conditions as may be established by the compensation committee and set forth in the award agreement, including continuous service with us.

Performance Awards. A performance award consists of a right to receive an option, SAR, stock award, restricted stock unit award or cash award subject to the attainment of one or more performance goals. Performance awards may be qualified performance-based compensation under Section 162(m) of the Internal Revenue Code.

In making qualified awards, the compensation committee may base a performance goal on one or more of the following business criteria that may be applied to the employee, one or more of our business segments, units, or divisions or the applicable sector, or the company as a whole, and if so desired by the committee, by comparison with a peer group of companies:

•	Cash flow measures (including but not limited to before or after tax cash flow, cash flow per share, cash flow return on capital, net cash flow or attainment of working capital levels);

•	Expense measures (including but not limited to overhead cost, research and development expense, general and administrative expense and improvement in or attainment of expense levels);

•	Income measures (including but not limited to net income and income before or after taxes);

•

Operating measures (including operating income, funds from operations, cash from operations, after-tax operating income, net operating profit after tax, operating efficiency, production volumes and production efficiency);

•	Return measures (including but not limited to return on capital employed, return on equity, return on investment and return on assets);

•	Stock price measures (including but not limited to price per share, growth measures and total stockholder return);

•	Earnings per share (actual or targeted growth);

•	Earnings before interest, taxes, depreciation, and amortization (“EBITDA”);

•	Net earnings;

•	Market share;

•	Debt to equity ratio;

•	Debt reduction;

•	Acquisition of financings;

•	Economic value added (or an equivalent metric);

•	Cash available for distribution;

•	Cash available for distribution per share;

•	Operating income;

•	Margins;

•	Implementing or completion of critical projects, including a commercial production facility;

•	Obtaining regulatory approvals;

•	Satisfaction of offtake agreement requirements;

•	Revenue or sales;

•	Total market value;

•	Reliability;

•	Productivity;

•	Acquisition of feedstock; and

•	Corporate values measures (including but not limited to diversity commitment, ethics compliance, environmental and safety, product liability claims).

Performance Stock Units. The compensation committee may provide for an award in the form of performance share units. A performance share unit evidences the right to receive one share of Class A common stock upon the attainment of performance goals established by the compensation committee. An award of performance share units may be qualified or nonqualified under the Internal Revenue Code.

Payment of Awards; Deferral; No Dividends. Generally, payment of awards may be made in the form of cash or Class A common stock or combinations thereof and may include such restrictions as the compensation committee determines, including, in the case of Class A common stock, restrictions on transfer and forfeiture provisions. The compensation committee may, in its discretion, permit selected participants to elect to defer payments (i.e., in the form of installment payments or a future lump sum payment) of some or all types of awards in accordance with procedures established by the compensation committee and provided that such deferral is in compliance with the requirements of Section 409A of the Internal Revenue Code. The compensation committee may also permit the exercise or purchase of awards by use of the proceeds to be received from the sale of Class A common stock issuable pursuant to an award. Rights to dividends and dividend equivalents may not be extended to and made part of any award. The compensation committee may also establish rules and procedures for the crediting of interest on deferred cash payments for awards.

Assignability. Generally, no award may be sold, transferred, pledged, assigned or otherwise alienated or hypothecated by a participant other than by will or the laws of descent and distribution, and during the lifetime of a participant, any award shall be exercisable only by the participant. Nevertheless, subject to the approval by the compensation committee in its sole discretion, all or a portion of non-qualified stock options, stock appreciation rights, stock awards, restricted stock units and cash awards, none of which are in the form of performance awards, may be transferable by the participant, to the extent specified in such approval, to certain family members of the participant, including a trust or entity fully owned by such family member or the participant.

Change in Control. The compensation committee may provide in an award agreement for acceleration of the vesting and exercisability of awards granted under the Plan in connection with a “change in control” of our company.

Amendment. Our Board of Directors may amend, modify, suspend or terminate the Plan for the purpose of meeting or addressing any changes in legal requirements or for any other lawful purpose, except that (1) no amendment or alteration that would impair the rights of any participant under any award previously granted to such participant may be made without such participant’s consent and (2) no amendment or alteration will be effective prior to approval by our stockholders to the extent such approval is determined by the Board to be required by applicable laws, regulations or stock exchange requirements.

Duration. The Plan will terminate on the 10th anniversary of its original adoption, or if later, the 10th anniversary of any subsequent approval of the Plan by our stockholders. Awards granted prior to the expiration of the Plan will remain outstanding in accordance with their terms.

Material Federal Income Tax Consequences of Awards Under the Plan

The following summary is based on current interpretations of existing federal income tax laws. The discussion below does not purport to be complete, and it does not discuss the tax consequences arising in the context of the participant’s death or the income tax laws of any local, state or foreign country in which a participant’s grants, income or gain may be taxable.

Stock Options. Some of the options issuable under the Plan may constitute incentive stock options, while other options granted under the Plan may be nonqualified stock options. The Internal Revenue Code provides for special tax treatment of stock options qualifying as incentive stock options, which may be more favorable to employees than the tax treatment accorded nonqualified stock options. On grant of either form of option, the optionee will not recognize income for tax purposes and we will not receive any deduction. Generally, on the exercise of an incentive stock option, the optionee will recognize no income for U.S. federal income tax purposes. However, the difference between the exercise price of the incentive stock option and the fair market value of the shares at the time of exercise is an adjustment in computing alternative minimum taxable income that may require payment of an alternative minimum tax. On the sale of shares of Class A common stock acquired by exercise of an incentive stock option (assuming that the sale does not occur within two years after the date of grant of the option or within one year after the date of exercise), any gain will be taxed to the optionee as long-term capital gain. In contrast, on the exercise of a nonqualified option, the optionee generally recognizes taxable income (subject to withholding) in an amount equal to the difference between the fair market value of the shares of Class A common stock acquired on the date of exercise and the exercise price. On any sale of those shares by the optionee, any difference between the sale price and the fair market value of the shares on the date of exercise of the nonqualified option will be treated generally as capital gain or loss. No deduction is available to us on the exercise of an incentive stock option (although a deduction may be available if the employee sells the shares acquired on exercise before the applicable holding periods expire); however, on exercise of a nonqualified stock option, we generally are entitled to a deduction in an amount equal to the income recognized by the employee. Except in the case of the death or disability of an optionee, an optionee has three months after termination of employment in which to exercise an incentive stock option and retain favorable tax treatment on exercise. An incentive stock option exercised more than three months after an optionee’s termination of employment other than on death or disability of an optionee cannot qualify for the tax treatment accorded incentive stock options. Any such option would be treated as a nonqualified stock option for tax purposes.

Stock Appreciation Rights. The amount of any cash or the fair market value of any shares of Class A common stock received by the holder on the exercise of SARs in excess of the exercise price will be subject to ordinary income tax in the year of receipt, and we will be entitled to a deduction for that amount.

Restricted Stock. Generally, a grant of shares of Class A common stock under the Plan subject to vesting and transfer restrictions will not result in taxable income to the participant for federal income tax purposes or a tax deduction to us at the time of grant. The value of the shares will generally be taxable to the participant as compensation income in the year in which the restrictions on the shares lapse. Such value will be the fair market value of the shares as to which the restrictions lapse on the date those restrictions lapse. Any participant, however, may elect pursuant to Code Section 83(b) to treat the fair market value of the restricted shares on the date of grant as compensation income in the year of grant, provided the participant makes the election pursuant to Code Section 83(b) within 30 days after the date of grant. In any case, we will receive a deduction for federal income tax purposes equal to the amount of compensation included in the participant’s income in the year in which that amount is so included.

Restricted Stock Units. A grant of a right to receive shares of Class A common stock or cash in lieu of the shares will result in taxable income for federal income tax purposes to the participant at the time the award is settled in an amount equal to the fair market value of the shares or the amount of cash awarded. We will be entitled to a corresponding deduction at such times for the amount included in the participant’s income.

Cash Awards. Cash awards under the Plan are taxable income to the participant for federal income tax purposes at the time of payment. The participant will have compensation income equal to the amount of cash paid, and we will have a corresponding deduction for federal income tax purposes.

Basis; Gain. A participant’s tax basis in vested shares of Class A common stock acquired under the Plan is equal to the sum of the price paid for the shares, if any, and the amount of ordinary income recognized by the participant on the transfer of vested shares. The participant’s holding period for the shares begins on the transfer to the participant of vested shares. If a participant sells shares, any difference between the amount realized in the sale and the participant’s tax basis in the shares is taxed as long-term or short-term capital gain or loss (provided the shares are held as a capital asset on the date of sale), depending on the participant’s holding period for the shares.

Certain Tax Code Limitations on Deductibility. In order for us to deduct the amounts described above, such amounts must constitute reasonable compensation for services rendered or to be rendered and must be ordinary and necessary business expenses. The ability to obtain a deduction for awards under the Plan could also be limited by Code Section 280G, which provides that certain excess parachute payments made in connection with a change in control of an employer are not deductible.

The ability to obtain a deduction for amounts paid under the Plan could also be affected by Code Section 162(m), which limits the deductibility, for U.S. federal income tax purposes, of compensation paid to certain employees to $1 million during any taxable year. However, certain exceptions apply to this limitation in the case of qualified performance-based compensation. It is intended that the approval of the Plan by our stockholders will satisfy the stockholder approval requirement for the qualified performance-based exception and we will be able to comply with the requirements of the Code and Treasury Regulation Section 1.162-27 as they relate to the grant and payment of certain qualified performance-based awards (including options and SARs) under the Plan so as to be eligible for the qualified performance-based exception. In certain cases, we may determine it is in our interests to not satisfy the requirements for the qualified performance-based exception.

Code Section 409A. Code Section 409A generally provides that deferred compensation subject to Code Section 409A that does not meet the requirements for an exemption from Code Section 409A must satisfy specific requirements, both in operation and in form, regarding: (i) the timing of payment; (ii) the election of deferrals; and (iii) restrictions on the acceleration of payment. Failure to comply with Code Section 409A may result in the early taxation (and in some cases, plus interest) to the participant of deferred compensation and the imposition of a 20% additional tax imposed on the participant with respect to the deferred amounts included in the participant’s income.

Plan Benefits

Any future awards granted to directors, executive officers and non-executive officer employees under the Plan are subject to the discretion of the compensation committee and, therefore, are not determinable at this time.

The following table presents the number of shares of our Class A common stock subject to awards and the aggregate grant date fair value of such awards granted under the Plan from the Plan’s inception through April 30, 2012 to our chief executive officer, the other named executive officers, the current executive officers as a group, all nominees for election as director, all associates of such directors and executive officers or nominees, all non-executive officers and employees as a group, all non-employee directors as a group and each other person who received 5% of the shares granted.

Name	Stock Options	Restricted Stock Awards	Fully Vested Common Stock	Aggregate Grant Date Fair Value(1)
Fred Cannon	—	409,834	15,974	4,307,072
John H. Karnes	—	174,431	15,974	1,919,282
W. Roger Lyle	125,000	277,630	4,771	4,842,548
John Kasbaum	—	126,464	—	1,282,743
Christopher A. Artzer	—	124,284	7,987	1,335,631
T. Kevin DeNicola	—	—	—	—
William Coates	—	—	—	—
Joseph Cappello	—	—	—	—
All current executive officers as a group	125,000	1,112,643	44,706	13,687,277
All non-executive officers and employees as a group	97,200	152,421	—	2,735,786
All non-employee directors as a group	—	—	—	—

(1)	Reflects the grant date fair value of these awards as determined in accordance with Financial Accounting Standards Board, or FASB ASC Topic 718, Compensation — Stock Compensation, excluding the effects of estimated forfeitures. We based the fair value of stock awards on the market price of the shares awarded on the grant date. We calculated the value of stock option awards using the Black-Scholes option-pricing model. See Note 14 to our consolidated financial statements in our Annual Report on Form 10-K for the year ended December 31, 2011.

For further information regarding compensation to executive officers, see “Executive Compensation.”

Effects of Not Approving the Amended and Restated Plan

If the proposed Plan is not approved by our stockholders, the Plan as amended and restated will not become effective and the Plan as previously approved will continue in effect in its current form.

Required Vote

Approval of the proposal requires the affirmative vote of holders of at least a majority of the voting power of the common stock present at the annual meeting in person or by proxy. Abstentions will have the same effect as a vote AGAINST the proposal.

Board Recommendation

The Board of Directors recommends a vote “FOR” the approval of the amendment and restatement of the KiOR, Inc. 2011 Long-Term Incentive Plan.

AUDIT COMMITTEE REPORT

The audit committee’s purpose is to assist the Board of Directors in its oversight of the integrity of the Company’s financial statements; the qualifications, independence and performance of the Company’s independent auditors; the performance of the Company’s internal audit function; compliance by the Company with legal and regulatory requirements; the system of disclosure controls and the system of internal controls regarding finance, accounting, information technology, legal compliance, and ethics that management and the Board have established; and the Company’s system of enterprise risk management. The Board of Directors, in its business judgment, has determined that the members of the audit committee are “independent,” as required by applicable standards of The Nasdaq Global Select Market. The audit committee operates pursuant to a written charter adopted by our Board of Directors. A copy of the Audit Committee Charter is available on the Company’s website at http://www.kior.com.

Management is responsible for the preparation, presentation and integrity of the Company’s financial statements, accounting and financial reporting principles and internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. The independent registered public accounting firm is responsible for performing an independent audit of the consolidated financial statements and internal control over financial reporting in accordance with the standards of the Public Company Accounting Oversight Board.

In connection with fulfilling its responsibilities under the Audit Committee Charter, the audit committee met with management and PricewaterhouseCoopers LLP, the Company’s independent registered public accounting firm, and discussed and reviewed the Company’s audited financial statements as of and for the year ended December 31, 2011. The audit committee also discussed with PricewaterhouseCoopers LLP the matters required to be discussed by the Statement on Auditing Standards No. 61, as amended, as adopted by the Public Company Accounting Oversight Board in Rule 3200T. The audit committee reviewed and discussed with PricewaterhouseCoopers LLP the auditor’s independence from the Company and its management. As part of that review, PricewaterhouseCoopers LLP provided the audit committee the written disclosures and letter required by Public Company Accounting Oversight Board Rule 3526, Communication with Audit Committees Concerning Independence.

Based on the reports and discussions described in this report, the audit committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2011.

Audit Committee

Gary L. Whitlock, Chairman

Ralph Alexander

William Roach

The foregoing Audit Committee Report is not “soliciting material,” is not deemed “filed” with the SEC, and shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing of ours under the Securities Act or under the Exchange Act, except to the extent we specifically incorporate this report by reference.

PROPOSAL 6

APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP

AS INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Appointment of Independent Registered Public Accounting Firm

The audit committee has appointed, and recommends the approval of the appointment of, PricewaterhouseCoopers LLP as independent registered public accounting firm for the fiscal year ending December 31, 2012. PricewaterhouseCoopers LLP served as the Company’s independent registered public accounting firm for the fiscal years ended December 31, 2008, 2009 and 2011. Representatives of PricewaterhouseCoopers LLP are expected to be present at the annual meeting and will be given the opportunity to make a statement, if they desire to do so, and to respond to appropriate questions.

Unless stockholders specify otherwise in the proxy, proxies solicited by the Board of Directors will be voted by the persons named in the proxy at the annual meeting to ratify the selection of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for 2012. The affirmative vote of a majority of the votes cast at the annual meeting will be required for ratification. Abstentions will be counted as present for the purposes of determining if a quorum is present but will have no effect on the outcome of the proposal. Although the appointment of an independent registered public accounting firm is not required to be submitted to a vote of stockholders, the Board of Directors recommended that the appointment be submitted to our stockholders for approval. If our stockholders do not approve the appointment of PricewaterhouseCoopers LLP, the Board of Directors may consider the appointment of another independent registered public accounting firm.

Independent Registered Public Accounting Firm’s Fees

The following table sets forth the fees billed to us by PricewaterhouseCoopers LLP for professional services rendered in connection with the audit of the Company’s annual financial statements for the years ended December 31, 2011 and 2010, the review of the Company’s quarterly financial statements included in the Company’s Quarterly Reports on Form 10-Q for the quarters ended June 30, 2011 and September 30, 2011 and for services rendered in connection with our initial public offering and related SEC filings during 2011.

	Year Ended December 31,
	2011	2010
Audit Fees	$453,000	$395,000
Audit-Related Fees	—	—
Tax Fees	—	—
All Other Fees	—	—

Total	$453,000	$395,000

Audit Fees — This category includes the aggregate fees billed or accrued for each of the last two fiscal years for professional services rendered by the independent auditors for the audit of the Company’s annual financial statements and review of financial statements included in the Company’s Annual Report on Form 10-K, its Registration Statement on Form S-1 and Quarterly Reports filed with the SEC or services that are normally provided by the accountant in connection with other statutory and regulatory filings or engagements for those fiscal years.

Audit-Related Fees — This category includes the aggregate fees billed in each of the last two fiscal years for services by the independent auditors that are reasonably related to the performance of the audits of the financial statements and are not reported above under “Audit Fees.”

Tax Fees — This category includes the aggregate fees billed in each of the last two years for professional services rendered by the independent auditors for tax compliance, tax planning and tax advice.

All Other Fees — This category includes the aggregate fees billed in each of the last two fiscal years for products and services by the independent auditors that are not reported under “Audit Fees,” “Audit Related Fees,” or “Tax Fees.

Audit Committee Preapproval Policy

The audit committee has adopted a policy that all audit, review or attest engagements and permissible non-audit services, including the fees and terms thereof, to be performed by our independent registered public accounting firm (subject to, and in compliance with, the de minimis exception for non-audit services described in Section 10A(i)(1)(B) of the Exchange Act and the applicable rules and regulation of the SEC) will be subject to specific pre-approval of the audit committee. No non-audit services were performed by PricewaterhouseCoopers LLP pursuant to the de minimis exception in 2011, and no services were provided other than in accordance with the pre-approval polices and procedures described above.

Board Recommendation

The Board of Directors recommends that stockholders vote FOR the ratification of the appointment of PricewaterhouseCoopers LLP as independent registered public accounting firm for the Company for the fiscal year ending December 31, 2012.

ADDITIONAL INFORMATION

Other Business

As of the date of this proxy statement, the Board of Directors is not informed of any other matters, other than those above, that may be brought before the meeting. The persons named in the enclosed form of proxy or their substitutes will vote with respect to any such matters in accordance with their best judgment.

Stockholder Proposals for Next Annual Meeting

Rule 14a-8 under the Securities Exchange Act of 1934, as amended, addresses when a company must include a stockholder’s proposal in its proxy statement and identify the proposal in its form of proxy when the Company holds an annual or special meeting of stockholders. Under Rule 14a-8, proposals that stockholders intend to have included in the Company’s proxy statement and form of proxy for the 2013 Annual Meeting of Stockholders must be received by the Company no later than January 21, 2013. However, if the date of the 2013 Annual Meeting of Stockholders changes by more than 30 days from the date of the 2012 Annual Meeting of Stockholders, the deadline is a reasonable time before the Company begins to print and mail its proxy materials, which deadline will be set forth in a Quarterly Report on Form 10-Q or will otherwise be communicated to stockholders. Stockholder proposals must also be otherwise eligible for inclusion.

If a stockholder desires to bring a matter before an annual or special meeting and the proposal is submitted outside the process of Rule 14a-8, the stockholder must follow the procedures set forth in the Company’s bylaws. The Company’s bylaws provide generally that stockholders who wish to nominate directors or to bring business before a stockholders’ meeting must notify the Company and provide certain pertinent information not earlier than 120 days and not later than 90 days before the meeting date (or within 10 days after public announcement pursuant to the bylaws of the meeting date, if the meeting date has not been publicly announced more than 100 days in advance). If the date of the 2013 Annual Meeting of Stockholders is the same as the date of the 2012 Annual Meeting of Stockholders, stockholders who wish to nominate directors or to bring business before the 2013 Annual Meeting of Stockholders must notify the Company between February 20 and March 22, 2013.

A copy of the Company’s bylaws setting forth the requirements for the nomination of director candidates by stockholders and the requirements for proposals by stockholders may be obtained from the Company’s Secretary at the address indicated on the first page of this proxy statement.

Solicitation of Proxies

The accompanying proxy is being solicited on behalf of the Board of Directors. The expenses of preparing, printing and mailing the proxy and the materials used in the solicitation will be borne by us. Proxies may be solicited by personal interview, mail, telephone, facsimile, Internet or other means of electronic distribution by our directors, officers and employees, who will not receive additional compensation for those services. Arrangements also may be made with brokerage houses and other custodians, nominees and fiduciaries for the forwarding of solicitation materials to the beneficial owners of shares held by those persons, and we will reimburse them for reasonable expenses incurred by them in connection with the forwarding of solicitation materials.

Householding

The 2011 Annual Report to Stockholders, which includes financial statements of the Company for the year ended December 31, 2011, has been mailed to all stockholders entitled to vote at the annual meeting on or before the date of mailing this proxy statement. The SEC permits a single set of annual reports and proxy statements to be sent to any household at which two or more stockholders reside if they appear to be members of the same family. Each stockholder continues to receive a separate proxy card. This procedure, referred to as householding, reduces the volume of duplicate information stockholders receive and reduces mailing and printing expenses. A number of brokerage firms have instituted householding.

As a result, if you hold your shares through a broker and you reside at an address at which two or more stockholders reside, you will likely be receiving only one annual report and proxy statement unless any stockholder at that address has given the broker contrary instructions. However, if any such beneficial stockholder residing at such an address wishes to receive a separate annual report or proxy statement in the future, or is receiving multiple copies and wishes to receive only one copy per household, that stockholder should contact their broker or send a request to the Company’s Secretary at the Company’s principal executive offices, 13001 Bay Park Road, Pasadena, Texas 77057 or by calling Investor Relations at (281) 694-8811. The Company will deliver, promptly upon written or oral request to the Secretary, a separate copy of the 2011 Annual Report and this proxy statement to a beneficial stockholder at a shared address to which a single copy of the documents was delivered. The Annual Report is not a part of the proxy solicitation material.

Annual Report on Form 10-K

The Company will provide to each stockholder, without charge and upon written request, a copy of its Annual Report on Form 10-K for 2011, including the financial statements, schedules and a list of exhibits. Any such written requests should be directed to the Secretary of the Company, at the address indicated on the first page of this proxy statement.

APPENDIX A

KiOR, INC. 2012 EMPLOYEE STOCK PURCHASE PLAN

The purpose of the KiOR, Inc. 2012 Employee Stock Purchase Plan (this “Plan”) is to provide eligible employees of KiOR, Inc., a Delaware corporation (the “Company”) and certain of its subsidiaries with opportunities to purchase shares of the Company’s Class A common stock, $0.01 par value (“Common Stock”), commencing on July 1, 2012. Three million five hundred thousand (3,500,000) shares of Common Stock in the aggregate have been approved for this purpose, subject to any adjustment pursuant to Section 15 hereof. This Plan was approved by the Board of Directors of the Company (the “Board”), subject to stockholder approval. This Plan is intended to qualify as an “employee stock purchase plan” as defined in Section 423 of the Internal Revenue Code of 1986, as amended (the “Code”), and the regulations issued thereunder, and shall be interpreted consistent therewith.

1. Administration. This Plan shall be administered and interpreted by the Compensation Committee of the Board (the “Committee”); provided that, the Committee may delegate to the Director of Human Resources and to other employees or committees of the Company its administrative duties under this Plan pursuant to such conditions or limitations as the Committee may establish. The Committee shall supervise the administration and enforcement of this Plan according to its terms and provisions and shall have all powers necessary to accomplish these purposes and discharge its duties hereunder including, but not by way of limitation, the power to (i) employ and compensate agents of the Company for the purpose of administering the accounts of participating employees; (ii) construe or interpret this Plan; (iii) determine all questions of eligibility; and (iv) compute the amount and determine the manner and time of payment of all benefits according to this Plan. With respect to actions required by the Committee under this Plan, the Committee may act by decision of a majority of its members at a regular or special meeting of the Committee or by decision reduced to writing and signed by all members of the Committee without holding a formal meeting.

2. Eligibility. All employees of the Company and all employees of any subsidiary of the Company (as defined in Section 424(f) of the Code) designated by the Committee from time to time (a “Designated Subsidiary”), are eligible to participate in any one or more of the offerings of Options (as defined in Section 9) to purchase Common Stock under this Plan provided that:

(a) they are customarily employed by the Company or a Designated Subsidiary for more than 20 hours a week and for more than five months in a calendar year;

(b) they have been employed by the Company or a Designated Subsidiary prior to enrolling in this Plan; and

(c) they are employees of the Company or a Designated Subsidiary on the first day of the applicable Plan Period (as defined below).

No employee may be granted an Option hereunder if such employee, immediately after the Option is granted, owns 5% or more of the total combined voting power or value of the stock of the Company or any subsidiary of the Company. For purposes of the preceding sentence, the attribution rules of Section 424(d) of the Code shall apply in determining the stock ownership of an employee, and all stock that the employee has a contractual right to purchase shall be treated as stock owned by the employee.

The Company retains the discretion to determine which eligible employees may participate in an offering pursuant to and consistent with Treasury Regulation Sections 1.423- 2(e) and (f).

3. Offerings. The Company will make one or more offerings (“Offerings”) to employees to purchase Common Stock under this Plan. Offerings will begin each July 1 and January 1 or the first business day thereafter (the “Offering Commencement Dates”). Each Offering Commencement Date will begin a six-month period (a “Plan Period”) during which payroll deductions will be made and held for the purchase of Common Stock at the end of the Plan Period. The Committee may, at its discretion, choose a different Plan Period of 12 months or less for subsequent Offerings and/or choose a different commencement date for Offerings under this Plan.

4. Participation. An employee eligible on the Offering Commencement Date of any Offering may participate in such Offering by completing and forwarding either a written or electronic payroll deduction authorization form to the employee’s appropriate payroll office at least 15 days prior to the applicable Offering Commencement Date. The form will authorize a regular payroll deduction from the Compensation (as defined below) received by the employee during the Plan Period. Unless an employee files a new form or withdraws from this Plan, his deductions and purchases will continue at the same rate for future Offerings under this Plan as long as the Plan remains in effect. The term “Compensation” means the amount of money reportable on the employee’s Federal Income Tax Withholding Statement, excluding overtime, shift premium, incentive or bonus awards, allowances and reimbursements for expenses such as relocation allowances for travel expenses, income or gains associated with the grant or vesting of restricted stock, income or gains on the exercise of Company stock options or stock appreciation rights, and similar items, whether or not shown or separately identified on the employee’s Federal Income Tax Withholding Statement, but including, in the case of salespersons, sales commissions to the extent determined by the Committee.

5. Deductions. The Company will maintain payroll deduction accounts for all participating employees. With respect to any Offering made under this Plan, an employee may authorize a payroll deduction in any whole percentage up to a maximum of 10% of the Compensation he receives during the Plan Period or such shorter period during which deductions from payroll are made. The Committee may, at its discretion, designate a lower maximum contribution rate. Payroll deductions may be at the rate of any percentage of Compensation equal to 10% or a lesser whole number, with any change in compensation during the Plan Period to result in an automatic corresponding change in the dollar amount withheld. The minimum payroll deduction is such percentage of Compensation as may be established from time to time by the Committee.

6. Deduction Changes. An employee may decrease or discontinue his payroll deduction once during any Plan Period, by filing either a written or electronic new payroll deduction authorization form. However, an employee may not increase his payroll deduction during a Plan Period. If an employee elects to discontinue his payroll deductions during a Plan Period, but does not elect to withdraw his funds pursuant to Section 8 hereof, funds deducted prior to his election to discontinue will be applied to the purchase of Common Stock on the Exercise Date (as defined below).

7. Interest. Interest will not be paid on any employee accounts, except to the extent that the Committee, in its sole discretion, elects to credit employee accounts with interest at such rate as it may from time to time determine.

8. Withdrawal of Funds. An employee may at any time prior to the close of business on the last business day in a Plan Period and for any reason permanently draw out the balance accumulated in the employee’s account and thereby withdraw from participation in an Offering. Partial withdrawals are not permitted. The employee may not begin participation again during the remainder of the Plan Period during which the employee withdrew his balance. The employee may participate in any subsequent Offering in accordance with terms and conditions established by the Committee.

9. Purchase of Shares.

(a) Number of Shares. On the Offering Commencement Date of each Plan Period, the Company will grant to each eligible employee who is then a participant in this Plan an option (an “Option”) to purchase on the last business day of such Plan Period (the “Exercise Date”) at the applicable purchase price (the “Option Price”) up to a whole number of shares of Common Stock determined by multiplying $2,083 by the number of full months in this Plan Period and dividing the result by the closing price (as determined below) on the Offering Commencement Date; provided, however, that no employee may be granted an Option which permits his rights to purchase Common Stock under this Plan and any other employee stock purchase plan (as defined in Section 423(b) of the Code) of the Company and its subsidiaries, to accrue at a rate which exceeds $25,000 of the fair market value of such Common Stock (determined at the date such Option is granted) for each calendar year in which the Option is outstanding at anytime.

(b) Option Price. The Committee shall determine the Option Price for each Plan Period, including whether such Option Price shall be determined based on the lesser of the fair market value of the Common Stock on (i) the first business day of the Plan Period or (ii) the Exercise Date, or shall be based solely on the fair market value of the Common Stock on the Exercise Date; provided, however, that such Option Price shall be at least 85% of the applicable fair market value. In the absence of a determination by the Committee, the Option Price will be 85% of the lesser of the fair market value of the Common Stock on (i) the first business day of the Plan Period or (ii) the Exercise Date. The fair market value shall be (a) the closing price (for the primary trading session) on any national securities exchange on which the Common Stock is listed or (b) the average of the closing bid and asked prices in the over-the-counter-market, whichever is applicable, as published in The Wall Street Journal or another source selected by the Committee. If no sales of Common Stock were made on such a day, the price of the Common Stock shall be the reported price for the next preceding day on which sales were made. In no event shall the Exercise Date be 27 months beyond the first business day of a Plan Period or otherwise fail to meet the requirements of Section 423(b)(7) of the Code. The first business day of the Plan Period and the Exercise Date constitute the the date of grant and the exercise date for valuation purposes of Section 423 of the Code.

(c) Exercise of Option. Each employee who continues to be a participant in this Plan on the Exercise Date shall be deemed to have exercised his Option at the Option Price on such date and shall be deemed to have purchased from the Company the number of whole shares of Common Stock reserved for the purpose of this Plan that his accumulated payroll deductions on such date will pay for, but not in excess of the maximum numbers determined in the manner set forth above.

(d) Return of Unused Payroll Deductions. Any balance remaining in an employee’s payroll deduction account at the end of a Plan Period will be automatically refunded to the employee, except that any balance that is less than the purchase price of one share of Common Stock will be carried forward into the employee’s payroll deduction account for the following Offering, unless the employee elects not to participate in the following Offering under this Plan, in which case the balance in the employee’s account shall be refunded to the employee.

10. Issuance of Certificates. Certificates representing shares of Common Stock purchased under this Plan may be issued only in the name of the employee. The Company may, in its sole discretion and in compliance with applicable laws, authorize the use of book entry registration of shares in lieu of issuing stock certificates.

11. Rights on Death or Termination of Employment. If a participating employee’s employment ends before the last business day of a Plan Period, no payroll deduction shall be taken from any pay then due and owing to the employee and the balance in the employee’s account shall be paid to the employee. In the event of the employee’s death before the last business day of a Plan Period, the Company shall, upon notification of such death, pay the balance of the employee’s account to the executor or administrator of the employee’s estate. If, before the last business day of the Plan Period, the Designated Subsidiary by which an employee is employed ceases to be a subsidiary of the Company, or if the employee is transferred to a subsidiary of the Company that is not a Designated Subsidiary, the employee shall be deemed to have terminated employment for the purposes of this Plan.

12. Optionees Not Stockholders. Neither the granting of an Option to an employee nor the deductions from his pay shall make such employee a stockholder of the shares of Common Stock covered by an Option under this Plan until he has purchased and received such shares.

13. Options Not Transferable. Options under this Plan are not transferable by a participating employee other than by will or the laws of descent and distribution, and are exercisable during the employee’s lifetime only by the employee.

14. Application of Funds. All funds received or held by the Company under this Plan may be combined with other corporate funds and may be used for any corporate purpose.

15. Adjustment for Changes in Common Stock and Certain Other Events.

(a) Changes in Capitalization. In the event of any stock split, reverse stock split, stock dividend, recapitalization, combination of shares, reclassification of shares, spin-off or other similar change in capitalization or event, or any dividend or distribution to holders of Common Stock other than an ordinary cash dividend, (i) the number and class of securities available under this Plan, (ii) the share limitations set forth in Section 9, and (iii) the Option Price shall be equitably adjusted to the extent determined by the Committee.

(b) Reorganization Events.

(1) Definition. A “Reorganization Event” shall mean: (a) any merger or consolidation of the Company with or into another entity as a result of which all of the Common Stock of the Company is converted into or exchanged for the right to receive cash, securities or other property or is cancelled, (b) any transfer or disposition of all of the Common Stock of the Company for cash, securities or other property pursuant to a share exchange or other transaction or (c) any liquidation or dissolution of the Company.

(2) Consequences of a Reorganization Event on Options. In connection with a Reorganization Event, the Committee may take any one or more of the following actions as to outstanding Options on such terms as the Committee determines: (i) provide that Options shall be assumed, or substantially equivalent Options shall be substituted, by the acquiring or succeeding corporation (or an affiliate thereof), (ii) upon written notice to employees, provide that all outstanding Options will be terminated immediately prior to the consummation of such Reorganization Event and that all such outstanding Options will become exercisable to the extent of accumulated payroll deductions as of a date specified by the Committee in such notice, which date shall not be less than 10 days preceding the effective date of the Reorganization Event, (iii) upon written notice to employees, provide that all outstanding Options will be cancelled as of a date prior to the effective date of the Reorganization Event and that all accumulated payroll deductions will be returned to participating employees on such date, (iv) in the event of a Reorganization Event under the terms of which holders of Common Stock will receive upon consummation thereof a cash payment for each share surrendered in the Reorganization Event (the “Acquisition Price”), change the last day of the Plan Period to be the date of the consummation of the Reorganization Event and make or provide for a cash payment to each employee equal to (A) (i) the Acquisition Price times (ii) the number of shares of Common Stock that the employee’s accumulated payroll deductions as of immediately prior to the Reorganization Event could purchase at the Option Price, where the Acquisition Price is treated as the fair market value of the Common Stock on the last day of the applicable Plan Period for purposes of determining the Option Price under Section 9(b) hereof, and where the number of shares that could be purchased is subject to the limitations set forth in Section 9(a), minus (B) the result of multiplying such number of shares by such Option Price, (v) provide that, in connection with a liquidation or dissolution of the Company, Options shall convert into the right to receive liquidation proceeds (net of the Option Price thereof) and (vi) any combination of the foregoing.

For purposes of clause (i) above, an Option shall be considered assumed if, following consummation of the Reorganization Event, the Option confers the right to purchase, for each share of Common Stock subject to the Option immediately prior to the consummation of the Reorganization Event, the consideration (whether cash, securities or other property) received as a result of the Reorganization Event by holders of Common Stock for each share of Common Stock held immediately prior to the consummation of the Reorganization Event (and if holders were offered a choice of consideration, the type of consideration chosen by the holders of a majority of the outstanding shares of Common Stock); provided, however, that if the consideration received as a result of the Reorganization Event is not solely common stock of the acquiring or succeeding corporation (or an affiliate thereof), the Company may, with the consent of the acquiring or succeeding corporation, provide for the consideration to be received upon the exercise of Options to consist solely of such number of shares of common stock of the acquiring or succeeding corporation (or an affiliate thereof) that the Committee determines to be equivalent in value (as of the date of such determination or another date specified by the Committee) to the per share consideration received by holders of outstanding shares of Common Stock as a result of the Reorganization Event.

16. Insufficient Shares. If the total number of shares of Common Stock specified in elections to be purchased under any Offering plus the number of shares purchased under previous Offerings under this Plan exceeds the maximum number of shares issuable under this Plan, the Committee will allot the shares then available on a pro-rata basis.

17. Amendment of this Plan. The Board may at any time, and from time to time, amend or suspend this Plan or any portion thereof, except that (a) if the approval of any such amendment by the stockholders of the Company is required by Section 423 of the Code, such amendment shall not be effected without such approval, and (b) in no event may any amendment be made that would cause this Plan to fail to comply with Section 423 of the Code. Additionally, the Committee may amend this Plan to comply with applicable laws and regulations or to facilitate its administration, provided the amendment does not materially increase the cost of this Plan.

18. Termination of this Plan. This Plan may be amended or terminated at any time by the Board insofar as permitted by law, except that any provisions of this Plan that constitute a formula award for purposes of Rule 16b-3 under the Securities Exchange Act of 1934 (“Rule 16b-3”) may not be amended more than once every six months, other than to comport with changes in the Code or the rules thereunder, unless otherwise permitted under Rule 16b-3. Notwithstanding the prior sentence or anything else contained herein, no amendment shall be effective without Board resolution unless within one year after it is adopted by the Board it is approved by the Common Stock stockholder:

(i)	if and to the extent such amendment is required to be approved by stockholders to continue the exemption provided for in Rule 16b-3; or

(ii)	if and to the extent such amendment is required to be approved by stockholders in order to cause the rights granted under this Plan to purchase shares of Common Stock to meet the requirements of Section 423 of the Code.

This Plan shall terminate after all Common Stock issued under this Plan has been purchased, unless terminated earlier by the Board or unless additional Common Stock is issued under this Plan with the approval of the stockholders. In the event this Plan is terminated, the Board may elect to terminate all outstanding rights to purchase shares under the Plan either immediately or upon completion of the purchase of shares on the next Exercise Date, unless the Board has designated that the right to make all such purchases shall expire on some other designated date occurring prior to the next Exercise Date. If the rights to purchase shares under this Plan are terminated prior to expiration, all funds contributed to this Plan which have not been used to purchase shares shall be returned to the participating employees as soon as administratively feasible.

19. Governmental Regulations. The Company’s obligation to sell and deliver Common Stock under this Plan is subject to listing on a national stock exchange (to the extent the Common Stock is then so listed or quoted) and the approval of all governmental authorities required in connection with the authorization, issuance or sale of such stock.

20. Governing Law. This Plan and all determinations made and actions taken pursuant hereto, to the extent not otherwise governed by mandatory provisions of the Code or the securities laws of the United States, shall be governed by and construed in accordance with the laws of the State of Texas.

21. Issuance of Shares. Shares may be issued upon exercise of an Option from authorized but unissued Common Stock, from shares held in the treasury of the Company, or from any other proper source.

22. Notification upon Sale of Shares. Each employee agrees, by electing to participate in this Plan, to promptly give the Company notice of any disposition of shares purchased under this Plan where such disposition occurs within two years after the date of grant of the Option pursuant to which such shares were purchased.

23. Grants to Employees in Foreign Jurisdictions. The Company may, to comply with the laws of a foreign jurisdiction, grant Options to employees of the Company or a Designated Subsidiary who are citizens or residents of such foreign jurisdiction (without regard to whether they are also citizens of the United States or resident aliens (within the meaning of Section 7701(b)(1)(A) of the Code)) with terms that are less favorable (but not more favorable) than the terms of Options granted under this Plan to employees of the Company or a Designated Subsidiary who are resident in the United States. Notwithstanding the preceding provisions of this Plan, employees of the Company or a Designated Subsidiary who are citizens or residents of a foreign jurisdiction (without regard to whether they are also citizens of the United States or resident aliens (within the meaning of Section 7701(b)(1)(A) of the Code)) may be excluded from eligibility under this Plan if (a) the grant of an Option under this Plan to a citizen or resident of the foreign jurisdiction is prohibited under the laws of such jurisdiction or (b) compliance with the laws of the foreign jurisdiction would cause this Plan to violate the requirements of Section 423 of the Code. The Company may add one or more appendices to this Plan describing the operation of this Plan in those foreign jurisdictions in which employees are excluded from participation or granted less favorable Options.

24. Authorization of Sub-Plans. The Committee may from time to time establish one or more sub-plans under this Plan with respect to one or more Designated Subsidiaries, provided that such sub-plan complies with Section 423 of the Code.

25. Withholding. If applicable tax laws impose a tax withholding obligation, each affected employee shall, no later than the date of the event creating the tax liability, make provision satisfactory to the Committee for payment of any taxes required by law to be withheld in connection with any transaction related to Options granted to or shares acquired by such employee pursuant to this Plan. The Company may, to the extent permitted by law, deduct any such taxes from any payment of any kind otherwise due to an employee.

26. Equal Rights and Privileges. All eligible employees shall have equal rights and privileges with respect to this Plan so that this Plan qualifies as an “employee stock purchase plan” within the meaning of Section 423 of the Code. Any provision of this Plan which is inconsistent with Section 423 of the Code shall without further act or amendment by the Company be reformed to comply with the requirements of Section 423. This Section 26 shall take precedence over all other provisions in this Plan.

27. Effective Date and Approval of Stockholders. This Plan shall take effect on July 1, 2012 subject to approval by the stockholders of the Company as required by Section 423 of the Code, which approval must occur within twelve months of the adoption of this Plan by the Board.

Adopted by the Board of Directors on May 9, 2012

Approved by the stockholders of the Company on         , 2012

APPENDIX B

AMENDED AND RESTATED KiOR, INC. 2011 LONG-TERM INCENTIVE PLAN

(As Amended and Restated Effective         , 2012)

1. Plan. This KiOR, Inc. 2011 Long-Term Incentive Plan (this “Plan”) was amended and restated by the Board of Directors of KiOR, Inc., a Delaware corporation (the “Company”), to reward certain officers, employees, directors and consultants of the Company and its Subsidiaries by enabling them to acquire shares of Common Stock and by providing for certain cash benefits.

2. Objectives. This Plan is designed to attract and retain officers, employees, directors and consultants of the Company and its Subsidiaries, to encourage the sense of proprietorship of such officers, employees, directors and consultants, to stimulate the active interest of such persons in the development and financial success of the Company and its Subsidiaries, and to provide such persons with additional incentive and reward opportunities designed to enhance the profitable growth of the Company and its Subsidiaries. These objectives are to be accomplished by making Awards under this Plan and thereby aligning the interests of Participants and the Company’s stockholders, motivating Participants to act in the long-term best interests of the Company and its Subsidiaries, and providing Participants with a proprietary interest in the growth and performance of the Company and its Subsidiaries.

3. Definitions. As used herein, the terms set forth below shall have the following respective meanings:

(a) “Award” means any Option, SAR, Stock Award, Restricted Stock Unit Award, Performance Stock Unit Award, Cash Award or Performance Award granted, whether singly, in combination or in tandem, to a Participant pursuant to such applicable terms, conditions and limitations (including treatment as a Performance Award) as the Committee may establish.

(b) “Award Agreement” means a written notice or agreement setting forth the terms, conditions and limitations applicable to an Award, to the extent the Committee determines such agreement is necessary.

(c) “Board” means the Board of Directors of the Company.

(d) “Cash Award” means an award denominated in cash.

(e) “Change in Control” means a change in ownership or control of the Company effected through any of the following transactions, but only if such transaction constitutes a change in the ownership or effective control of a corporation or a change in the ownership of a substantial portion of the assets of a corporation under Section 409A of the Code and accompanying U.S. Treasury regulations:

i. a merger, consolidation or other reorganization approved by the Company’s stockholders, unless securities representing more than 50% of the total combined voting power of the voting securities of the successor company are immediately thereafter beneficially owned, directly or indirectly and in substantially the same proportion, by the persons who beneficially owned the Company’s outstanding voting securities immediately prior to such transaction, or

ii. a stockholder-approved sale, transfer or other disposition of all or substantially all of the Company’s assets in complete liquidation or dissolution of the Company, or

iii. the acquisition, directly or indirectly by any person or related group of persons (other than the Company or a person that directly or indirectly controls, is controlled by, or is under common control with, the Company), of beneficial ownership (within the meaning of Rule 13d-3 of the Exchange Act) of securities possessing more than 50% of the total combined voting power of the Company’s outstanding securities pursuant to a tender or exchange offer made directly to the Company’s stockholders.

(f) In no event shall any public offering of the Company’s securities be deemed to constitute a Change in Control.

(g) “Code” means the Internal Revenue Code of 1986, as amended.

(h) “Committee” means such committee of two or more members of the Board as is designated by the Board to administer this Plan, or the full Board if so designated.

(i) “Consultant” means a consultant of the Company or any of its Subsidiaries.

(j) “Common Stock” means the Class A Common Stock, par value $.0001 per share, of the Company.

(k) “Company” means KiOR, Inc., a Delaware corporation.

(l) “Disabled” or “Disability” means an individual (i) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months or (ii) is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than three months under a Company-sponsored accident and health plan. Notwithstanding the foregoing, with respect to an Incentive Stock Option, “Disability” means a permanent and total disability, within the meaning of Section 22(e)(3) of the Code, as determined by the Plan Committee in good faith, upon receipt of medical advice from one or more individuals, selected by the Plan Committee, who are qualified to give professional medical advice.

(m) “Director” means a member of the Board of Directors of the Company.

(n) “Effective Date” means the date on which the Company first receives payment for the shares of Common Stock it sells under the first registration statement filed under the Securities Act of 1933, as amended, and respecting an underwritten primary offering by the Company of shares of Common Stock that is declared effective under that Act and the shares registered by that registration statement are issued and sold by the Company (otherwise than pursuant to the exercise of any overallotment option).

(o) “Employee” means an employee or officer of the Company or any of its Subsidiaries.

(p) “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(q) “Fair Market Value” means, as of a particular date, (i) if the shares of Common Stock are listed on a national securities exchange, the final closing sales price per share of Common Stock as reported on the consolidated transaction reporting system of such national securities exchange on that date, or, if there shall have been no such sale so reported on that date, on the last preceding date on which such a sale was so reported, (ii) if the shares of Common Stock are not so listed but are quoted by The NASDAQ Stock Market LLC, the mean between the highest and lowest sales price per share of Common Stock on the consolidated transaction reporting system for The NASDAQ Stock Market LLC on that date, or, if there shall have been no such sale so reported on that date, on the last preceding date on which such a sale was so reported, (iii) if the shares of Common Stock are not so listed or quoted, the mean between the closing bid and asked price on that date, or, if there are no quotations available for such date, on the last preceding date on which such quotations shall be available, as reported by The NASDAQ Stock Market LLC, or, if not reported by The NASDAQ Stock Market LLC, by OTC Markets Group Inc., or (iv) if none of the above are applicable, the fair market value of a share of Common Stock as determined in good faith by the Committee.

(r) “Grant Date” means the date an Award is granted to a Participant pursuant to this Plan.

(s) “Grant Price” means the price at which a Participant may exercise his or her right to receive cash or Common Stock, as applicable, under the terms of an Award.

(t) “Incentive Stock Option” means an Option that is intended to comply with the requirements set forth in Section 422 of the Code.

(u) “Non-Qualified Performance Award” means a Performance Award that is not intended to qualify as qualified performance based compensation under Section 162(m) of the Code, as described in Section 8(a)(vii)(A) of this Plan.

(v) “Non-Qualified Stock Option” means an Option that is not an Incentive Stock Option.

(w) “Option” means a right to purchase a specified number of shares of Common Stock at a specified Grant Price, which may be an Incentive Stock Option or a Non-Qualified Stock Option.

(x) “Participant” means an Employee, Director or Consultant to whom an Award has been granted under this Plan.

(y) “Performance Award” means an Award made pursuant to this Plan that is subject to the attainment of one or more performance goals.

(z) “Performance Goal” means a standard established by the Committee to determine in whole or in part whether a Qualified Performance Award shall be earned.

(aa) “Performance Stock Unit” means a unit evidencing the right to receive in specified circumstances one share of Common Stock or equivalent value in cash.

(bb) “Performance Stock Unit Award” means an Award of Performance Stock Units that, upon attainment of the performance goals, entitles the Participant to shares of Common Stock.

(cc) “Plan” has the meaning set forth in Section 1.

(dd) “Qualified Performance Award” means a Performance Award made to a Participant who is an Employee that is intended to qualify as qualified performance based compensation under Section 162(m) of the Code, as described in Section 8(a)(vii)(B) of this Plan.

(ee) “Restricted Stock” means Common Stock that is restricted or subject to forfeiture provisions.

(ff) “Restricted Stock Unit” means a unit evidencing the right to receive in specified circumstances one share of Common Stock or equivalent value in cash that is restricted or subject to forfeiture provisions.

(gg) “Restricted Stock Unit Award” means an Award in the form of Restricted Stock Units.

(hh) “Restriction Period” means a period of time beginning as of the Grant Date of an Award of Restricted Stock or Restricted Stock Units and ending as of the date upon which the Common Stock subject to such Award is issued (if not previously issued), no longer restricted or no longer subject to forfeiture provisions.

(ii) “Stock Appreciation Right” or “SAR” means a right to receive a payment, in cash or Common Stock, equal to the excess of the Fair Market Value or other specified valuation of a specified number of shares of Common Stock on the date the right is exercised over a specified Grant Price.

(jj) “Stock Award” means an Award in the form of shares of Common Stock, including an Award of Restricted Stock.

(kk) “Subsidiary” means (i) with respect to any Awards other than Incentive Stock Options, any corporation, limited liability company or similar entity of which the Company directly or indirectly owns shares representing more than 50% of the voting power of all classes or series of equity securities of such entity, which have the right to vote generally on matters submitted to a vote of the holders of equity interests in such entity, and (ii) with respect to Awards of Incentive Stock Options, any subsidiary within the meaning of Section 424(f) of the Code.

4. Duration. This Plan will expire on the tenth anniversary of the Effective Date or, if later, the tenth anniversary of any subsequent approval of the Plan by stockholders, and no Awards may be granted on or after the expiration of this Plan; provided, however, that any Award granted prior to the expiration of this Plan shall remain outstanding in accordance with its terms.

5. Administration.

(a) Authority of the Committee. This Plan shall be administered by the Committee except as otherwise provided herein. Subject to the provisions hereof, the Committee shall have full and exclusive power and authority to administer this Plan and to take all actions that are specifically contemplated hereby or are necessary or appropriate in connection with the administration hereof. The Committee shall also have full and exclusive power to interpret this Plan and to adopt such rules, regulations and guidelines for carrying out this Plan as it may deem necessary or proper, all of which powers shall be exercised in the best interests of the Company and in keeping with the objectives of this Plan. Subject to Section 5(c) hereof, the Committee may, in its discretion, provide for the extension of the exercisability of an Award, accelerate the vesting or exercisability of an Award, eliminate or make less restrictive any restrictions contained in an Award, waive any restriction or other provision of this Plan (insofar as such provision relates to Awards) or an Award or otherwise amend or modify an Award in any manner that is (i) not adverse to the Participant to whom such Award was granted, (ii) consented to by such Participant or (iii) authorized by Section 15 hereof; provided, however, that no such action shall permit the term of any Option to be greater than ten years from the applicable Grant Date. The Committee may correct any defect or supply any omission or reconcile any inconsistency in this Plan or in any Award in the manner and to the extent the Committee deems necessary or desirable to further the purposes of this Plan. Any decision of the Committee with respect to Awards or in the interpretation and administration of this Plan shall lie within its sole and absolute discretion and shall be final, conclusive and binding on all parties concerned.

(b) Indemnification. No member of the Committee or officer of the Company to whom the Committee has delegated authority in accordance with the provisions of Section 5(d) hereof shall be liable for anything done or omitted to be done by him or her, by any member of the Committee or by any officer of the Company in connection with the performance of any duties under this Plan, except for his or her own willful misconduct or as expressly provided by statute.

(c) Prohibition on Repricing of Awards. No Option or SAR may be repriced, replaced, regranted through cancellation or modified without stockholder approval (except in connection with a change in the Company’s capitalization), if the effect would be to reduce the Grant Price for the shares underlying such Award.

(d) Delegation of Authority. The Committee may delegate to the President and to other senior officers of the Company its duties under this Plan pursuant to such conditions or limitations as the Committee may establish with respect to Awards, except that the Committee may not delegate to any person the authority to grant Awards to, or take other action with respect to, Participants who are subject to Section 16 of the Exchange Act. The Committee may engage or authorize the engagement of a third party administrator to carry out administrative functions under this Plan.

6. Eligibility. All Employees, Directors and Consultants are eligible for Awards under this Plan. The Committee shall select the Participants in this Plan from time to time for the grant of Awards under this Plan. In no event will an Incentive Stock Option be granted to any person other than an Employee.

7. Common Stock Available for Awards. Subject to the provisions of Section 15 hereof, no Award shall be granted if it shall result in the aggregate number of shares of Common Stock issued under this Plan plus the number of shares of Common Stock covered by or subject to Awards then outstanding (after giving effect to the grant of the Award in question) to exceed 10% of number of shares of Common Stock and Class B Common Stock, par value $.0001 per share, of the Company outstanding on the Effective Date. All shares of Common Stock available under this Plan may be the subject of Incentive Stock Options.

The number of shares of Common Stock that are the subject of Awards under this Plan that are forfeited, terminated or expire unexercised shall again immediately become available for Awards hereunder. The number of shares of Common Stock available under this Plan shall not be increased by shares of Common Stock tendered, surrendered or withheld in connection with the exercise or settlement of an Award or the Company’s tax withholding obligations. The Committee may from time to time adopt and observe such procedures concerning the counting of shares against the maximum shares available under this Plan as it may deem appropriate. The Board and the appropriate officers of the Company shall from time to time take whatever actions are necessary to file any required documents with governmental authorities, stock exchanges and transaction reporting systems to ensure that shares of Common Stock are available for issuance pursuant to Awards.

8. Awards.

(a) The Committee shall determine the type or types of Awards to be made under this Plan and shall designate from time to time the individuals who are to be the recipients of such Awards. Each Award shall be evidenced in such communications as the Committee deems appropriate, including in an Award Agreement, and shall contain such terms, conditions and limitations as shall be determined by the Committee in its sole discretion. Awards may consist of those listed in this Section 8(a) and may be granted singly, in combination or in tandem. Awards may also be granted in combination or in tandem with, in replacement of, or as alternatives to, grants or rights under this Plan or any other plan of the Company or any of its Subsidiaries, including the plan of any acquired entity; provided, however, that, except as contemplated in Section 15 hereof, no Option or SAR may be issued in exchange for the cancellation of an Option or SAR with a higher Grant Price nor may the Grant Price of any Option or SAR be reduced. All or part of an Award may be subject to conditions established by the Committee. Upon the termination of employment by a Participant, any unexercised, deferred, unvested or unpaid Awards shall be treated as set forth in the applicable Award Agreement or in any other agreement with the Participant.

(i) Option. An Award may be in the form of an Option. An Option awarded to an Employee pursuant to this Plan may consist of either an Incentive Stock Option or a Non-Qualified Stock Option. An Option awarded to a Director or Consultant may only consist of a Non-Qualified Stock Option. On the Grant Date, the Grant Price of an Option shall not be less than the Fair Market Value of the Common Stock subject to such Option. The term of the Option shall extend no more than ten years after the Grant Date. Options may not include provisions that “reload” the Option upon exercise. Subject to the foregoing provisions, the terms, conditions and limitations applicable to any Options awarded pursuant to this Plan, including the Grant Price, the term of the Options, the number of shares subject to the Option and the date or dates upon which they become exercisable, shall be determined by the Committee.

The aggregate Fair Market Value of shares of Common Stock with respect to which Incentive Stock Options are exercisable for the first time by a Participant during any calendar year under this Plan and any other stock option plan of the Company or any of its Subsidiaries shall not exceed $100,000. Such Fair Market Value shall be determined as of the date on which each such Incentive Stock Option is granted. In the event that the aggregate Fair Market Value of shares of Common Stock with respect to such Incentive Stock Options exceeds $100,000, then Incentive Stock Options granted hereunder to such Participant shall, to the extent and in the order required by regulations promulgated under the Code (or any other authority having the force of regulations), automatically be deemed to be Non-Qualified Stock Options, but all other terms and provisions of such Incentive Stock Options shall remain unchanged. In the absence of such regulations (and authority), or in the event such regulations (or authority) require or permit a designation of the Options which shall cease to constitute Incentive Stock Options, Incentive Stock Options granted hereunder shall, to the extent of such excess and in the order in which they were granted, automatically be deemed to be Non-Qualified Stock Options, but all other terms and provisions of such Incentive Stock Options shall remain unchanged.

No Incentive Stock Option may be granted to an individual if, at the time of the proposed grant, such individual owns stock possessing more than ten percent of the total combined voting power of all classes of stock of the Company or any of its Subsidiaries, unless (i) the exercise price of such Incentive Stock Option is at least one hundred and ten percent of the Fair Market Value of a share of Common Stock at the time such Incentive Stock Option is granted and (ii) such Incentive Stock Option is not exercisable after the expiration of five years from the date such Incentive Stock Option is granted.

(ii) Stock Appreciation Rights. An Award may be in the form of an SAR. On the Grant Date, the Grant Price of an SAR shall be not less than the Fair Market Value of the Common Stock subject to such SAR. The holder of a tandem SAR may elect to exercise either the Option or the SAR, but not both. The exercise period for an SAR shall extend no more than ten years after the Grant Date. SARs may not include provisions that “reload” the SAR upon exercise. Subject to the foregoing provisions, the terms, conditions and limitations applicable to any SARs awarded pursuant to this Plan, including the Grant Price, the term of any SARs and the date or dates upon which they become exercisable, shall be determined by the Committee.

(iii) Stock Award. An Award may be in the form of a Stock Award. The terms, conditions and limitations applicable to any Stock Award, including, but not limited to, vesting or other restrictions, shall be determined by the Committee.

(iv) Restricted Stock Unit Awards. An Award may be in the form of a Restricted Stock Unit Award. The terms, conditions and limitations applicable to a Restricted Stock Unit Award, including, but not limited to, the Restriction Period and the right to dividend equivalents, shall be determined by the Committee.

(v) Performance Stock Unit Awards. An Award may be in the form of a Performance Stock Unit Award. The terms, conditions and limitations applicable to any Performance Stock Unit Award, including, but not limited to, vesting or other restrictions, shall be determined by the Committee. Performance Stock Unit Awards shall be in the form of a Non-Qualified Performance Award or a Qualified Performance Award and shall have a minimum performance period of one year from the date of grant.

(vi) Cash Award. An Award may be in the form of a Cash Award. The terms, conditions and limitations applicable to any Cash Awards pursuant to this Plan, including, but not limited to, vesting or other restrictions, shall be determined by the Committee.

(vii) Performance Award. Without limiting the type or number of Awards that may be made under the other provisions of this Plan, an Award described above that is granted to an Employee or Consultant may also be in the form of a Performance Award. The terms, conditions and limitations applicable to an Award that is a Performance Award shall be determined by the Committee. The Committee shall set performance goals in its discretion which, depending on the extent to which they are met, will determine the value and/or amount of Performance Awards that will be paid and/or the portion that may be exercised.

(A) Non-Qualified Performance Awards. Performance Awards granted to Employees or Consultants that are not intended to qualify as qualified performance based compensation under Section 162(m) of the Code shall be based on achievement of such goals and be subject to such terms, conditions and restrictions as the Committee shall determine.

(B) Qualified Performance Awards. Performance Awards granted to Employees under this Plan that are intended to qualify as qualified performance based compensation under Section 162(m) of the Code shall be paid, vest or otherwise deliverable solely on account of the attainment of one or more pre-established, objective Performance Goals established by the Committee prior to the earlier to occur of (x) 90 days after the commencement of the period of service to which the Performance Goal relates or (y) the lapse of 25% of the period of service (as scheduled in good faith at the time the goal is established), and in any event while the outcome is substantially uncertain. A Performance Goal is objective if a third party having knowledge of the relevant facts could determine whether the goal is met. Such a Performance Goal may be based on one or more business criteria that apply to the Employee, one or more business segments, units, or divisions of the Company, or the Company as a whole, and if so desired by the Committee, by comparison with a peer group of companies. A Performance Goal may include one or more of the following:

•	Cash flow measures (including but not limited to before or after tax cash flow, cash flow per share, cash flow return on capital, net cash flow or attainment of working capital levels);

•	Expense measures (including but not limited to overhead cost, research and development expense, general and administrative expense and improvement in or attainment of expense levels);

•	Income measures (including but not limited to net income and income before or after taxes);

•

Operating measures (including operating income, funds from operations, cash from operations, after-tax operating income, net operating profit after tax, operating efficiency, production volumes and production efficiency);

•	Return measures (including but not limited to return on capital employed, return on equity, return on investment and return on assets);

•	Stock price measures (including but not limited to price per share, growth measures and total stockholder return);

•	Earnings per share (actual or targeted growth);

•	Earnings before interest, taxes, depreciation, and amortization (“EBITDA”);

•	Net earnings;

•	Market share;

•	Debt to equity ratio;

•	Debt reduction;

•	Acquisition of financings;

•	Economic value added (or an equivalent metric);

•	Cash available for distribution;

•	Cash available for distribution per share;

•	Operating income;

•	Margins;

•	Implementing or completion of critical projects, including a commercial production facility;

•	Obtaining regulatory approvals;

•	Satisfaction of offtake agreement requirements;

•	Revenue or sales;

•	Total market value;

•	Reliability;

•	Productivity;

•	Acquisition of feedstock; and

•	Corporate values measures (including but not limited to diversity commitment, ethics compliance, environmental and safety, product liability claims).

Unless otherwise stated, such a Performance Goal need not be based upon an increase or positive result under a particular business criterion and could include, for example, maintaining the status quo or limiting economic losses (measured, in each case, by reference to specific business criteria). In interpreting Plan provisions applicable to Performance Goals and Qualified Performance Awards, it is the intent of this Plan to conform with the standards of Section 162(m) of the Code and Treasury Regulation §1.162-27(e)(2)(i), as to grants to those Employees whose compensation is, or is likely to be, subject to Section 162(m) of the Code, and the Committee in establishing such goals and interpreting this Plan shall be guided by such provisions. Prior to the payment of any compensation based on the achievement of Performance Goals, the Committee must certify in writing that applicable Performance Goals and any of the material terms thereof were, in fact, satisfied. Subject to the foregoing provisions, the terms, conditions and limitations applicable to any Qualified Performance Awards made pursuant to this Plan shall be determined by the Committee.

(b) Notwithstanding anything to the contrary contained in this Plan, the following limitations shall apply to any Awards made hereunder:

(i) no Employee may be granted, during any one calendar year, Awards consisting of, relating to, or exercisable for more than 2,000,000 shares of Common Stock (the limitation set forth in this clause (i) being hereinafter referred to as “Stock Based Awards Limitation”); and

(ii) no individual may be granted Cash Awards in respect of any one calendar year having a value determined on the Grant Date in excess of $4,000,000.

9. Change in Control. The Committee may provide in an Award Agreement for accelerated vesting and exercisability of any Award in connection with a Change in Control; this provision does not limit the authority of the Board to provide for adjustments as described under Section 15.

10. Payment of Awards.

(a) General. Payment of Awards may be made in the form of cash or Common Stock, or a combination thereof, and may include such restrictions as the Committee shall determine, including, but not limited to, in the case of Common Stock, restrictions on transfer and forfeiture provisions. For an Award of Restricted Stock, the certificates evidencing the shares of such Restricted Stock (to the extent that such shares are so evidenced) shall contain appropriate legends and restrictions that describe the terms and conditions of the restrictions applicable thereto. For an Award of Restricted Stock Units or Performance Stock Units, the shares of Common Stock that may be issued at the end of the Restriction Period shall be evidenced by book entry registration or in such other manner as the Committee may determine.

(b) Deferral. With the approval of the Committee, amounts payable in respect of Awards may be deferred and paid either in the form of installments or as a lump-sum payment; provided, however, that if deferral is permitted, such deferral shall be in compliance with the requirements of Section 409A of the Code. The Committee may permit selected Participants to elect to defer payments of some or all types of Awards in accordance with procedures established by the Committee. Any deferred payment pursuant to an Award, whether elected by the Participant or specified by the Award Agreement or the terms of the Award or by the Committee, may be forfeited if and to the extent that the Award Agreement or the terms of the Award so provide.

(c) Dividends; Dividend Equivalents and Interest. Rights to dividends and dividend equivalents shall not be extended to and made part of any Award. The Committee may establish rules and procedures for the crediting of interest on deferred cash payments for Awards.

11. Option Exercise. The Grant Price shall be paid in full at the time of exercise in cash or, if elected by the Participant, the Participant may purchase such shares by means of tendering Common Stock or surrendering another Award, including Restricted Stock, valued at Fair Market Value on the date of exercise, or any combination thereof. The Committee shall determine acceptable methods for Participants to tender Common Stock or other Awards. The Committee may provide for procedures to permit the exercise or purchase of such Awards by use of the proceeds to be received from the sale of Common Stock issuable pursuant to an Award (including “cashless exercise”). Unless otherwise provided in the applicable Award Agreement, in the event shares of Restricted Stock are tendered as consideration for the exercise of an Option, a number of the shares issued upon the exercise of the Option, equal to the number of shares of Restricted Stock used as consideration thereof, shall be subject to the same restrictions as the Restricted Stock so submitted as well as any additional restrictions that may be imposed by the Committee. The Committee may adopt additional rules and procedures regarding the exercise of Options from time to time, provided that such rules and procedures are not inconsistent with the provisions of this Section.

12. Taxes. The Company or its designated third party administrator shall have the right to deduct applicable taxes from any Award payment and withhold, at the time of delivery or vesting of cash or shares of Common Stock under this Plan, an appropriate amount of cash or number of shares of Common Stock or a combination thereof for payment of taxes or other amounts required by law or to take such other action as may be necessary in the opinion of the Company to satisfy all obligations for withholding of such taxes or other amounts. The Committee may also permit withholding to be satisfied by the transfer to the Company of shares of Common Stock theretofore owned by the holder of the Award with respect to which withholding is required. If shares of Common Stock are used to satisfy tax withholding, such shares shall be valued based on the Fair Market Value on the date the tax withholding is required to be made.

13. Amendment, Modification, Suspension or Termination of this Plan. The Board may amend, modify, suspend or terminate this Plan for the purpose of meeting or addressing any changes in legal requirements or for any other purpose permitted by law, except that (i) no amendment or alteration that would adversely affect the rights of any Participant under any Award previously granted to such Participant shall be made without the consent of such Participant and (ii) no amendment or alteration shall be effective prior to its approval by the stockholders of the Company to the extent such approval is required by applicable legal requirements or the requirements of the securities exchange on which the Common Stock is listed.

14. Assignability. Except as otherwise provided herein, no Award granted under this Plan shall be sold, transferred, pledged, assigned or otherwise alienated or hypothecated by a Participant other than by will or the laws of descent and distribution, and during the lifetime of a Participant, any Award shall be exercisable only by the Participant, or, in the case of a Participant who is mentally incapacitated, the Award shall be exercisable by the Participant’s guardian or legal representative. The Committee may prescribe and include in applicable Award Agreements other restrictions on transfer. Any attempted assignment or transfer in violation of this Section 14 shall be null and void. Upon the Participant’s death, the personal representative or other person entitled to succeed to the rights of the Participant (the “Successor Participant”) may exercise such rights. A Successor Participant must furnish proof satisfactory to the Company of his or her right to exercise the Award under the Participant’s will or under the applicable laws of descent and distribution.

Notwithstanding any provision of this Plan to the contrary, the Committee may permit transfers of Non-Qualified Stock Options, SARs, Stock Awards, Restricted Stock Unit Awards or Cash Awards to Family Members (including, without limitation, transfers as a result of a domestic relations order which has been approved as to form by the Committee) subject to such terms and conditions as the Committee shall determine. “Family Members” means as to a Participant, any (i) child, stepchild, grandchild, parent, stepparent, grandparent, spouse, mother-in-law, father-in-law, son-in-law or daughter-in-law (including adoptive relationships), (ii) trusts for the exclusive benefit of one or more such persons and/or the Participant and (iii) other entity owned solely by one or more such persons and/or the Participant.

15. Adjustments.

(a) The existence of outstanding Awards shall not affect in any manner the right or power of the Company or its stockholders to make or authorize any or all adjustments, recapitalizations, reorganizations or other changes in the capital stock of the Company or its business or any merger or consolidation of the Company, or any issue of bonds, debentures, preferred or prior preference stock (whether or not such issue is prior to, on a parity with or junior to the existing Common Stock) or the dissolution or liquidation of the Company, or any sale or transfer of all or any part of its assets or business, or any other corporate act or proceeding of any kind, whether or not of a character similar to that of the acts or proceedings enumerated above.

(b) In the event of any subdivision or consolidation of outstanding shares of Common Stock, declaration of a dividend payable in shares of Common Stock or other stock split, then (i) the number of shares of Common Stock reserved under this Plan, (ii) the number of shares of Common Stock covered by outstanding Awards in the form of Common Stock or units denominated in Common Stock, (iii) the Grant Price or other price in respect of such Awards, (iv) the appropriate Fair Market Value and other price determinations for such Awards, and (v) the Stock Based Awards Limitation shall each be proportionately adjusted by the Board as appropriate to reflect such transaction. In the event of any other recapitalization or capital reorganization of the Company, any consolidation or merger of the Company with another corporation or entity, the adoption by the Company of any plan of exchange affecting Common Stock or any distribution to holders of Common Stock of securities or property (other than normal cash dividends or dividends payable in Common Stock), the Board shall make appropriate adjustments to (i) the number of shares of Common Stock covered by Awards in the form of Common Stock or units denominated in Common Stock, (ii) the Grant Price or other price in respect of such Awards, (iii) the appropriate Fair Market Value and other price determinations for such Awards, and (iv) the Stock Based Awards Limitation to reflect such transaction; provided that such adjustments shall only be such as are necessary to maintain the proportionate interest of the holders of the Awards and preserve, without increasing, the value of such Awards.

(c) In the event of a corporate merger, consolidation, acquisition of property or stock, separation, reorganization or liquidation, the Board may make such adjustments to Awards or other provisions for the disposition of Awards as it deems equitable, and shall be authorized, in its discretion, (i) to provide for the substitution of a new Award or other arrangement (which, if applicable, may be exercisable for such property or stock as the Board determines) for an Award or the assumption of the Award, regardless of whether in a transaction to which Section 424(a) of the Code applies, (ii) to provide, prior to the transaction, for the acceleration of the vesting and exercisability of, or lapse of restrictions with respect to, the Award and, if the transaction is a cash merger, provide for the termination of any portion of the Award that remains unexercised at the time of such transaction, or (iii) to cancel any such Awards and to deliver to the Participants cash in an amount that the Board shall determine in its sole discretion is equal to the fair market value of such Awards on the date of such event, which in the case of Options or SARs shall be the excess of the Fair Market Value of Common Stock on such date over the Grant Price of such Award.

(d) No adjustment or substitution pursuant to this Section 15 shall be made in a manner that results in noncompliance with the requirements of Section 409A of the Code, to the extent applicable.

16. Restrictions. No Common Stock or other form of payment shall be issued with respect to any Award unless the Company shall be satisfied based on the advice of its counsel that such issuance will be in compliance with applicable federal and state securities laws. Certificates evidencing shares of Common Stock delivered under this Plan (to the extent that such shares are so evidenced) may be subject to such stop transfer orders and other restrictions as the Committee may deem advisable under the rules, regulations and other requirements of the Securities and Exchange Commission, any securities exchange or transaction reporting system upon which the Common Stock is then listed or to which it is admitted for quotation and any applicable federal or state securities law. The Committee may cause a legend or legends to be placed upon such certificates (if any) to make appropriate reference to such restrictions.

17. Unfunded Plan. This Plan shall be unfunded. Although bookkeeping accounts may be established with respect to Participants who are entitled to cash, Common Stock or rights thereto under this Plan, any such accounts shall be used merely as a bookkeeping convenience. The Company shall not be required to segregate any assets that may at any time be represented by cash, Common Stock or rights thereto, nor shall this Plan be construed as providing for such segregation, nor shall the Company, the Board or the Committee be deemed to be a trustee of any cash, Common Stock or rights thereto to be granted under this Plan. Any liability or obligation of the Company to any Participant with respect to an Award of cash, Common Stock or rights thereto under this Plan shall be based solely upon any contractual obligations that may be created by this Plan and any Award Agreement, and no such liability or obligation of the Company shall be deemed to be secured by any pledge or other encumbrance on any property of the Company. None of the Company, the Board and the Committee shall be required to give any security or bond for the performance of any obligation that may be created by this Plan.

18. Section 409A of the Code. The Awards are intended to comply with or be exempt from Section 409A of the Code and the provisions of the Award Agreement will be construed accordingly. If a provision of an Award would result in the imposition of an applicable tax under Section 409A of the Code, such provision shall be reformed to avoid imposition of the applicable tax if permissible and no such action taken to comply with Section 409A of the Code shall be deemed to adversely affect the rights or benefits under such Award.

If an Award is intended to comply with Section 409A of the Code, all payments to be made upon a termination of employment under such Award may only be made upon a “separation from service” (as defined in Section 409A of the Code). For purposes of Section 409A of the Code, each payment under an Award is treated as a separate payment for purposes of applying Section 409A of the Code. In no event may the Participant, directly or indirectly, designate the calendar year of payment.

If the Participant is deemed to be a “specified employee” as of the date of his or her “separation from service” (each as defined in Section 409A of the Code) as determined by the Company, the payment of any amount under an Award on account of separation from service that is deferred compensation subject to Section 409A of the Code and not otherwise exempt from Section 409A of the Code, shall not be paid before the earliest of (i) the first business day that is at least six months after the date of the Participant’s separation from service, (ii) the date of the Participant’s death, or (iii) the date that otherwise complies with the requirements of Section 409A of the Code. This provision shall be applied by accumulating all payments that otherwise would have been paid within six months of the Participant’s separation from service and paying such accumulated amounts, without interest, at the earliest date as described in the preceding sentence and any remaining payments due under such Award shall be paid or provided in accordance with the normal payment dates specified therein.

19. Parachute Payment Limitation. Notwithstanding any contrary provision of this Plan, the Committee may provide in an Award Agreement or in any other agreement with the Participant for a limitation on the acceleration of vesting and exercisability of unmatured Awards to the extent necessary to avoid or mitigate the impact of the golden parachute excise tax under Section 4999 of the Code on the Participant or may provide for a supplemental payment to be made to the Participant as necessary to offset or mitigate the impact of the golden parachute excise tax on the Participant. In the event the Award Agreement or other agreement with the Participant does not contain any contrary provision regarding the method of avoiding or mitigating the impact of the golden parachute excise tax under Section 4999 of the Code on the Participant, then notwithstanding any contrary provision of this Plan, the aggregate present value of all parachute payments payable to or for the benefit of a Participant, whether payable pursuant to this Plan or otherwise, shall be limited to three times the Participant’s base amount less one dollar and, to the extent necessary, the exercisability of an unmatured Award shall be reduced in order that this limitation not be exceeded, with the order of reduction applied first against the Award with the latest vesting date and continuing, as necessary, to those Awards with earlier vesting dates. For purposes of this Section 19, the terms “parachute payment,” “base amount” and “present value” shall have the meanings assigned thereto under Section 280G of the Code. It is the intention of this Section 19 to avoid excise taxes on the Participant under Section 4999 of the Code or the disallowance of a deduction to the Company pursuant to Section 280G of the Code.

20. Right to Employment. Nothing in this Plan or an Award Agreement shall interfere with or limit in any way the right of the Company or a Subsidiary to terminate any Participant’s employment or other service relationship at any time, nor confer upon any Participant any right to continue in the capacity in which he or she is employed or otherwise serves the Company or a Subsidiary.

21. Successors. All obligations of the Company under this Plan with respect to Awards granted hereunder shall be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise, of all or substantially all of the business and/or assets of the Company.

22. Governing Law. This Plan and all determinations made and actions taken pursuant hereto, to the extent not otherwise governed by mandatory provisions of the Code or the securities laws of the United States, shall be governed by and construed in accordance with the laws of the State of Texas.

KiOR

IMPORTANT ANNUAL MEETING INFORMATION

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Electronic Voting Instructions

Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 1:00 a.m., Central Time, on June 20, 2012.

Vote by Internet

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Annual Meeting Proxy Card

1234 5678 9012 345

1. **Election of Directors.**

01 - Fred Cannon	02 - Ralph Alexander	03 - Jagdeep Singh Bachher
04 - Samir Kaul	05 - Paul O'Connor	06 - David J. Paterson
07 - Condoleezza Rice	08 - William Roach	09 - Gary L. Whitlock

☐ **Mark here to vote FOR all nominees**

☐ **Mark here to WITHHOLD vote from all nominees**

☐ **For All EXCEPT** - To withhold authority to vote for any nominee(s), write the name(s) of such nominee(s) below.

____

Proposal	For	Against	Abstain
2. Approval of the advisory resolution on executive compensation.	☐	☐	☐
4. Approval of the KiOR, Inc. 2012 Employee Stock Purchase Plan.	☐	☐	☐
6. Ratification of the appointment of PricewaterhouseCoopers LLP as KiOR, Inc.'s independent registered public accounting firm for the fiscal year ending December 31, 2012.	☐	☐	☐

Proposal	1 Year	2 Years	3 Years	Abstain
3. Advisory vote on the frequency of future advisory resolutions on executive compensation.	☐	☐	☐	☐

Please date the proxy and sign your name exactly as it appears hereon. When signing as attorney, executor, administrator, trustee or guardian, please add your title as such. If held in joint tenancy, all parties in the joint tenancy must sign. If a signer is a corporation, please sign in full corporate name by duly authorized officer.

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Electronic Voting Instructions Available 24 hours a day, 7 days a week! methods Instead of outlined mailing below your proxy, to vote you your may proxy. choose one of the voting VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR. Proxies 1:00 a.m. submitted , Central Time, by the on Internet June 20, or 2012. telephone must be received by Vote by Internet • Go to www.envisionreports.com/KIOR • Or scan the QR code with your smartphone • Follow the steps outlined on the secure website Vote by telephone • Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone • Follow the instructions provided by the recorded message Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. Annual Meeting Proxy Card 1234 5678 9012 345 3IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. 3 A Proposals — The Board of Directors recommends you vote FOR the following director nominees, 1 YEAR on Proposal 3 and FOR Proposals 2, 4, 5 and 6. 1. Election of Directors. 04 01—- Fred Samir Cannon Kaul 05 02—- Paul Ralph O’Connor Alexander 06 03—- David Jagdeep J. Paterson Singh Bachher + 07—Condoleezza Rice 08—William Roach 09—Gary L. Whitlock Mark FOR all here nominees to vote vote Mark from here all to nominees WITHHOLD For nominee(s), All EXCEPT write-the To name(s) withhold of authority such nominee(s) to vote for below. any For Against Abstain 1 Year 2 Years 3 Years Abstain 2. Approval executive of compensation. the advisory resolution on 3. Advisory resolutions vote on on executive the frequency compensation. of future advisory For Against Abstain For Against Abstain 4. Approval Purchase of Plan. the KiOR, Inc. 2012 Employee Stock 5. Approval KiOR, Inc. of 2011 the amendment Long-Term Incentive and restatement Plan. of the For Against Abstain 6. Ratification LLP as KiOR, of the Inc. ‘s appointment independent of registered PricewaterhouseCoopers public accounting firm for the fiscal year ending December 31, 2012. B Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below all Please parties date in the the proxy joint tenancy and sign must your sign. name If exactly a signer as is it a appears corporation, hereon. please When sign signing in full as corporate attorney, name executor, by duly administrator, authorized trustee officer. or guardian, please add your title as such. If held in joint tenancy, Date (mm/dd/yyyy) — Please print date below. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box. IF VOTING BY MAIL, YOU MUST COMPLETE SECTIONS A—C ON BOTH SIDES OF THIS CARD. C 1234567890 J N T MR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE 140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MMMMMMM1 U P X 1 3 8 4 6 4 1 MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND + 01HDNA

Important Notice Regarding Availability of Proxy Materials for the Annual Meeting of Stockholders to Be Held on June 20, 2012 The Notice and Proxy Statement and Annual Report are available at www.envisionreports.com/KIOR 3IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. 3 Proxy — KiOR, INC. + THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF KiOR, INC. ANNUAL MEETING OF STOCKHOLDERS June 20, 2012 The undersigned hereby appoints Fred Cannon and Christopher A. Artzer, and each of them, as proxies, each with full power of substitution, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Class A common stock and/or Class B common stock of KiOR, Inc. that the undersigned is entitled to vote at the Annual Meeting of Stockholders to be held on June 20, 2012, at the Four Seasons Hotel, Fairfield Room, 1300 Lamar Street, Houston, Texas 77010, and any adjournment or postponement thereof. The undersigned hereby revokes any proxy or proxies heretofore given to vote upon or act with respect to such stock. The undersigned further hereby ratifies and confirms all of the actions that the proxies named above, their substitutes, or any of them, may lawfully do by virtue of this proxy. THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED BY THE UNDERSIGNED. IF NO SUCH DIRECTIONS ARE MADE, THIS PROXY WILL BE VOTED FOR ALL OF THE DIRECTOR NOMINEES IN PROPOSAL 1, FOR PROPOSAL 2, 1 YEAR WITH RESPECT TO PROPOSAL 3 AND FOR PROPOSALS 4, 5 AND 6. IF ANY OTHER MATTERS PROPERLY COME BEFORE THE ANNUAL MEETING OF STOCKHOLDERS, THE PERSONS NAMED IN THIS PROXY WILL VOTE ON SUCH MATTERS IN THEIR DISCRETION. PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED REPLY ENVELOPE. CONTINUED AND TO BE SIGNED ON REVERSE SIDE. PLEASE REFER TO REVERSE SIDE FOR TELEPHONE AND INTERNET VOTING INSTRUCTIONS. C Non-Voting Items Change of Address — Please print new address below. Meeting Attendance Mark box to the right if you plan to attend the Annual Meeting. IF VOTING BY MAIL, YOU MUST COMPLETE SECTIONS A—C ON BOTH SIDES OF THIS CARD. +